Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

FOREST ROAD ACQUISITION CORP. II,

ARIEL MERGER SUB I, INC.,

ARIEL MERGER SUB II, LLC,

and

Hyperloop transportation technologies, inc.

Dated as of November 21, 2022

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EXHIBITS

Exhibit A	–	Form of Acquiror Charter
Exhibit B	–	Form of Acquiror Bylaws
Exhibit C	–	Form of Registration Rights Agreement
Exhibit D	–	Form of Certificate of Merger I
Exhibit E	–	Form of Certificate of Merger II

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 21, 2022, by and among Forest Road Acquisition Corp. II, a Delaware corporation (“Acquiror”), Ariel Merger Sub I, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Acquiror (“Merger Sub I”), Ariel Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Acquiror (“Merger Sub II”), and Hyperloop Transportation Technologies, Inc., a Delaware corporation (the “Company”). Acquiror, Merger Sub I, Merger Sub II and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and the Limited Liability Company Act of the State of Delaware (“DLLCA”) and other applicable Laws, (i) Merger Sub I shall be merged with and into the Company (the “First Merger”), with the Company being the surviving entity in the First Merger and continuing (immediately following the First Merger) as a direct, wholly-owned Subsidiary of Acquiror (the “Initial Surviving Entity”), and (ii) immediately following the First Merger, the Initial Surviving Entity shall be merged with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”), with Merger Sub II being the surviving entity in the Second Merger and continuing (immediately following the Second Merger) as a direct, wholly-owned Subsidiary of Acquiror (the “Surviving Entity”);

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which Acquiror and the Company are parties under Section 368(b) of the Code (the “Intended Income Tax Treatment”);

WHEREAS, the board of directors of the Company has (i) determined that the Mergers and the other Transactions are in the best interests of the Company and the stockholders of the Company and (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement;

WHEREAS, Acquiror, in its capacity as the sole stockholder of Merger Sub I and sole member of Merger Sub II, has approved this Agreement and the Transactions;

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has (i) determined that the Mergers and the other Transactions are in the best interests of Acquiror and the stockholders of Acquiror, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its stockholders the Acquiror Stockholder Matters (the “Acquiror Board Recommendation”);

WHEREAS, concurrently with the execution of this Agreement, Sponsor, Acquiror and the Company, have entered into the Sponsor Agreement (the “Sponsor Agreement”), dated as of the date hereof;

WHEREAS, concurrently with the execution of this Agreement, Acquiror, the Company and certain Pre-Closing Holders have entered into the Company Support Agreement (the “Company Support Agreement”), dated as of the date hereof;

WHEREAS, at the Effective Time, Acquiror shall (i) subject to obtaining the approval from the Acquiror’s stockholders to the Acquiror Stockholder Matters, amend and restate the certificate of incorporation of Acquiror to be substantially in the form of Exhibit A attached hereto (with such changes as may be agreed in writing by the Acquiror and the Company, the “Acquiror Charter”), and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto (with such changes as may be agreed in writing by the Acquiror and the Company, the “Acquiror Bylaws”); and

WHEREAS, at the Closing, Acquiror and the other parties thereto shall enter into the registration rights agreement (with such changes as may be agreed in writing by the Acquiror, the “Registration Rights Agreement”) substantially in the form of Exhibit C attached hereto.

NOW, THEREFORE, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means, prior to Closing, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock, and following the Closing, the Acquiror Common Stock, par value $0.0001 per share.

“Acquiror Financials” has the meaning specified in Section 5.09(b).

“Acquiror Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to prevent or materially delay or materially and adversely impact the ability of the Acquiror Parties and Sponsor to consummate the Transactions. Notwithstanding the foregoing, the amount of the Acquiror Stockholder Redemption or the failure to obtain the Acquiror Stockholder Approval shall not in and of itself be deemed to be an Acquiror Material Adverse Effect (provided, that this sentence shall not prevent or otherwise affect a determination that any change, event, circumstance, occurrence, effect, development or state of facts underlying such Acquiror Stockholder Redemption or the failure to obtain the Acquiror Stockholder Approval has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, an Acquiror Material Adverse Effect).

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, as amended and in effect on the date hereof.

“Acquiror Parties” means, collectively, Acquiror, Merger Sub I and Merger Sub II.

“Acquiror Preferred Stock” has the meaning specified in Section 5.12(a).

“Acquiror Stockholder Approval” means the vote of the stockholders of Acquiror set forth in the Proxy Statement / Prospectus to the extent required to approve (as required) the Acquiror Stockholder Matters.

“Acquiror Stockholder Matters” means (a) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (b) the adoption and approval of the amendments to the Certificate of Incorporation as contemplated by the Acquiror Charter attached as Exhibit A (the “Charter Proposal”), (c) the adoption and approval of the Incentive Equity Plan (the “Equity Incentive Plan Proposal”), (d) the adoption and approval of the ESPP (the “ESPP Proposal”), (e) the election of the members of the Acquiror Board as of the Closing in accordance with Section 7.05 (the “Director Election Proposal”), (f) the adoption and approval of each other proposal that the Selected National Securities Exchange (or the respective staff members thereof) indicates is necessary in its comments to the Proxy Statement / Prospectus or in correspondence related thereto, including the change of Acquiror’s name to Hyperloop Transportation Technologies, Inc., (g) the adoption and approval of each other proposal reasonably agreed to by Acquiror and the Company as necessary or appropriate in connection with the consummation of the Transactions or any other transactions contemplated by the Transaction Agreements, and (h) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“Acquiror Stockholder Redemption” has the meaning specified in Section 8.02(a)(i).

“Acquiror Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts incurred, paid or otherwise payable by or on behalf of Acquiror or Acquiror’s Affiliates (whether or not billed or accrued for) as a result of, in connection with or in preparation for the negotiation, documentation, preparation, execution or performance of this Agreement, the other Transaction Agreements, or otherwise in connection with the transactions contemplated hereby or thereby, including the Transactions, including: (i) deferred underwriting commissions disclosed in any SEC Reports, (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, Trustee and the transfer or exchange agent, as applicable, and other customary professional fees (including proxy solicitors, financial printers, consultants and administrative service providers), (iii) costs and expenses related to (x) liability insurance policies in respect of directors, officers and other representatives of Acquiror or (y) the preparation, filing and distribution of the Proxy Statement / Prospectus and other SEC Reports, (iv) amounts outstanding under any working capital loans or pursuant to that certain Administrative Services Agreement, dated March 9, 2021, between Acquiror and The Forest Road Company, LLC, (v) filing fees paid or payable by or on behalf of Acquiror or any of its Affiliates to Governmental Authorities in connection with the transactions contemplated hereby, including the Transactions, (vi) an amount equal to any loan or other indebtedness payable by Acquiror or Acquiror’s Affiliates incurred on or after the date hereof together with all fees, costs and expenses related to such loan or other indebtedness, or (vii) any Taxes required to be paid by Acquiror in respect of the Acquiror Stockholder Redemption pursuant to the Inflation Reduction Act of 2022.

“Acquiror Warrant” means a warrant entitling the holder to purchase shares of Acquiror Class A Common Stock.

“Acquisition Transaction” has the meaning specified in Section 8.03(a).

“Action” means any claim, action, suit, charge, complaint, audit, investigation, inquiry, assessment, arbitration, mediation, or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Additional SEC Reports” has the meaning specified in Section 5.09(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning specified in the Preamble hereto.

“Alternate Business Combination Proposal” has the meaning set forth in Section 8.03(b).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Audited Financial Statements” has the meaning specified in Section 4.08(a).

“Available Cash” means an amount equal to (a) all cash available in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption), plus (b) the aggregate amount of cash that has been funded to and remains with, or that will be funded concurrently with the Closing to, Acquiror or the Company pursuant to or in connection with (i) any equity, equity linked or other financing commitment and (ii) the exercise of any Company Options.

“Bridge Financing” has the meaning specified in Section 6.08.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close or unable to open.

“CBA” has the meaning specified in Section  4.12(a)(xi).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, as in effect on the date hereof.

“Certificate of Merger I” has the meaning specified in Section 2.02(a).

“Certificate of Merger II” has the meaning specified in Section 2.02(b).

“Closing” has the meaning specified in Section 3.03.

“Closing Consideration Value” means (a) the Company Equity Value divided by (b) the Company Fully Diluted Number of Shares.

“Closing Date” has the meaning specified in Section 3.03.

“Closing Filing” has the meaning specified in Section 8.05(c).

“Closing Press Release” has the meaning specified in Section 8.05(c).

“COBRA” has the meaning specified in Section 4.14(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Certificate of Incorporation” means the certificate of incorporation of the Company.

“Company Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company.

“Company Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of the Company.

“Company Common Shares” means, collectively, the Company Class A Common Stock and Company Class B Common Stock.

“Company Convertible Notes” means the Amended Convertible Company Notes, the Company Convertible Company Notes and the SPAC Convertible Company Notes.

“Company Equity Value” means $600,000,000.

“Company Fully Diluted Number of Shares” means the sum of (a) the total number of Company Common Shares issued and outstanding immediately prior to the First Effective Time (including Company Common Shares issued upon the conversion of the Amended Convertible Company Notes and Company Convertible Company Convertible Notes immediately prior to the First Effective Time), plus (b) the total number of Company Common Shares underlying all Company Options (whether or not then vested or exercisable) that are outstanding immediately prior to the First Effective Time, plus (c) the number of shares of Acquiror Common Stock issuable upon the conversion of the SPAC Convertible Company Notes, plus (d) the Company Common Shares issuable upon conversion of the Company Preferred Shares, plus (e) the total number of Company Common Shares and Company Preferred Shares underlying all Company Warrants that are outstanding immediately prior to the First Effective Time; plus (f) the total number of Company Common Shares issuable in connection with or underlying any equity component of the Bridge Financing.

“Company Governing Documents” means the Company’s certificate of incorporation and bylaws, as amended and in effect on the date hereof.

“Company Group” means each of the Company and its direct and indirect Subsidiaries.

“Company Group Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Company Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to either (a) have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Company Group, taken as a whole, or (b) prevent or materially delay or materially and adversely impact the ability of the Company Parties to consummate the Transactions; provided, however, that in no event shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or other applicable accounting principles or standards or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which the Company Group operates, (iii) the announcement of this Agreement, or the other Transaction Agreements or the terms and conditions hereof and thereof (including the identity of Acquiror or any of its Affiliates), the pendency or consummation of the Merger or the performance of or compliance by the parties thereto with this Agreement or the other Transaction Agreements, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, Governmental Authorities and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to Section 4.04), (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company Group operates, including any act of civil unrest or civil disobedience, the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack or act of cyberterrorism, cybercrime or sabotage upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (vi) any failure of the Company Group, to meet any projections, forecasts or budgets (provided, that this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), (vii) any matter set forth on the Schedules, (viii) any action taken or omitted from being taken by, with the consent of, or at the request of, the Acquiror Parties or (ix) any action required to be taken by this Agreement; provided, that in the case of clauses (i), (ii), (iv), and (v) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company Group, taken as a whole, as compared to other industry participants in the industries or markets in which the Company Group operates.

“Company Option” means each option to purchase Company Common Shares under the Company Stock Plan.

“Company Party” means any member of the Company Group.

“Company Party Benefit Plan” has the meaning specified in Section 4.14(a).

“Company Party Employee” means each employee of the Company Parties.

“Company Party Impairment Effect” means any change, event, circumstance, occurrence, effect, development or statement of facts that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of the Company to consummate the Transactions.

“Company Party Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Party Service Provider” means, with respect to a Company Party, each Company Party Employee, officer, director, or other service provider of such Company Party.

“Company Preferred Shares” means the Preferred Stock, $0.0001 par value per share, of the Company.

“Company Stock Plan” means Hyperloop Transportation Technologies, Inc. 2016 Long-Term Incentive Plan.

“Company Subsidiaries” has the meaning specified in Section 4.02.

“Company Support Agreement” has the meaning specified in the Recitals hereto.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of the Company Subsidiaries (whether or not billed or accrued for) as a result of, in connection with or in preparation for the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (ii) all filing fees payable by the Company or any of the Company Subsidiaries to Governmental Authorities in connection with the transactions contemplated hereby.

“Company Warrant” has the meaning specified in Section 3.01(c).

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Governmental Order, consent, clearance or approval to be obtained from, filed with or delivered to, a Governmental Authority or other Person.

“Continuing Employee” has the meaning set forth in Section 7.10(a).

“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases, concessions and purchase orders and other commitments or arrangements, in each case that are legally binding upon a Person or its properties or assets.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“D&O Tail” has the meaning specified in Section 7.01(b).

“Data Security Requirements” means, collectively, all of the following to the extent governing the Processing of Personal Information or otherwise relating to data privacy, security, or security breach notification requirements and directly applicable to the Company Group: (a) all applicable Laws governing the data privacy, security or Processing of Personal Information, (b) binding industry standards applicable to the Company Group, including PCI-DSS, (c) any obligations on any member of the Company Group under any Contracts, and (d) the Company Group’s own privacy policies.

“DGCL” has the meaning specified in the Recitals hereto.

“DLLCA” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.02(a).

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock, profit participation or similar securities or rights issued by or with the approval of such Person that are convertible into, exchangeable for, derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person, and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” has the meaning specified in Section 4.14(a).

“ERISA Affiliate” has the meaning specified in Section 4.14(g).

“ESPP” has the meaning specified in Section 7.06.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the quotient of (a) the Closing Consideration Value divided by (b) $10.

“Financial Statements” has the meaning specified in Section 4.08(a).

“First Effective Time” has the meaning specified in Section 2.02(a).

“First Merger” has the meaning specified in the Recitals hereto.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such Governmental Authority or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 7.06.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (c) all obligations for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business that are not past due), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (h) all obligations of the type referred to in clauses (a) through (g) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include (i) any Company Convertible Notes or (ii) any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Initial Surviving Entity” has the meaning specified in the Recitals hereto.

“Intellectual Property” means all intellectual property rights, in any jurisdiction in the world, including: (a) patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, brand names, certification marks, trade dress, trade names, corporate names, logos and slogans, designs and Internet domain names, and any other indicia of source or origin together with all goodwill associated with each of the foregoing, (c) copyrights and copyrightable works and works of authorship, (d) intellectual property rights in Software (including object code and source code), (e) intellectual property rights in data, database, and collections of data, (f) intellectual property rights in usernames, keywords, tags, and other social media identifiers and accounts for all third-party social media sites, (g) Trade Secrets and know-how, (h) rights of publicity and commercial rights to a personal name, and (i) any other registrations and applications for any item referenced in any of the foregoing clauses and all rights in and to any for any item referenced in any of the foregoing clauses.

“Intended Income Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Financial Statements” has the meaning specified in Section 4.08(a).

“Interim Period” has the meaning specified in Section 6.01.

“Investment Company Act” has the meaning specified in Section 5.07.

“IPO” has the meaning specified in Section 6.03.

“IPO Prospectus” has the meaning specified in Section 5.07.

“IRS” means the Internal Revenue Service of the United States.

“IT Systems” means Software, computer firmware or middleware, computer hardware, electronic data processing and telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, co-location facilities, including any outsourced systems and processes, in each case, that are owned, leased, licensed by, or otherwise relied on by a Company Party.

“JOBS Act” has the meaning specified in Section 8.07.

“Key Employee” means any Company Party Employee (a) whose most recent annual base compensation amount was in excess of $150,000 or (b) that holds an Executive Vice President title or higher.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by a Company Party.

“Leases” has the meaning specified in Section 4.20(a).

“Licensed Intellectual Property” has the meaning specified in Section 4.21(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Losses” means all losses, damages, judgments, awards, Taxes, penalties, settlements and reasonable expenses (including reasonable attorneys’ fees); provided, that “Losses” include any punitive damages solely to the extent payable to a third party in connection with a third-party claim.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Merger Sub I” has the meaning specified in the Preamble hereto.

“Merger Sub II” has the meaning specified in the Preamble hereto.

“Mergers” have the meaning specified in the Recitals hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 4.08(a).

“Multiemployer Plan” has the meaning specified in Section 4.14(g).

“NASDAQ” means the Nasdaq Global Select Market or the Nasdaq Global Market.

“New Plan” has the meaning set forth in Section 7.10(b).

“Non-U.S. Plan” has the meaning set forth in Section 4.14(k).

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in the definition of Sanctions Laws.

“Open Source Code” has the meaning specified in Section 4.21(e).

“Organizational Documents” has the meaning specified in Section 4.01.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by any member of the Company Group.

“Owned Software” has the meaning specified in Section 4.21(e).

“Party” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 4.11.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (d) Liens, encumbrances and restrictions on real property (including defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property and similar restrictions of record and other similar charges or encumbrances) that (i) are matters of record and (ii) do not materially interfere with the present uses of such real property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (f) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (g) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, and (h) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company Group, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means information that, alone or in combination with other information, identifies, describes, is reasonably capable of being associated with, or could reasonably be linked with an individual, including name, address, geolocation information, Internet Protocol (IP) addresses, financial information or other information that constitutes “personal information” or “personal data” under applicable Data Security Requirements.

“PPACA” has the meaning specified in Section 4.14(f).

“Pre-Closing Holder” means each Person who holds Company Common Shares immediately prior to the First Effective Time.

“Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.

“Proxy Clearance Date” has the meaning specified in Section 8.02(a)(i).

“Proxy Statement / Prospectus” has the meaning specified in Section 8.02(a)(i).

“Public Stockholders” has the meaning specified in Section 6.03.

“Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 8.02(a)(i).

“Released Claims” has the meaning specified in Section 6.03.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Acquiror Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Acquiror Common Stock entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the Acquiror Organizational Documents and applicable Law.

“Required Company Stockholder Approval” means the approval of this Agreement, the Transactions (including the adoption of the Company Charter Amendment) by the affirmative vote or written consent of the holders of (i) at least a majority of the then outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted to Company Class A Common Stock basis), consenting or voting together as a single class on an as-converted to basis, (ii) at least a majority of the then outstanding shares of Company Preferred Stock, consenting or voting separately as a class on an as-converted to Company Class A Common Stock basis, and (iii) at least a majority of the then outstanding shares of Company Common Stock, consenting or voting separately as a class on an as-converted to Company Class A Common Stock basis.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal, the Charter Proposal and the Director Election Proposal.

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, Russia and the Crimea, Donetsk and Luhansk regions of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Schedules” means the disclosure schedules of the Company Parties or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 5.09(a).

“SEC SPAC Accounting Changes” has the meaning specified in Section 5.09(a).

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Selected National Securities Exchange” means the securities exchange on which the Acquiror Common Stock is to be listed upon the Closing, which may be NYSE, NASDAQ or another national securities exchange mutually agreed to by Acquiror and the Company.

“Signing Filing” has the meaning specified in Section 8.05(c).

“Signing Press Release” has the meaning specified in Section 8.05(c).

“Software” means software and computer programs, whether in source code or object code form, and including (a) databases and collections of data, (b) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, (c) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 8.02(b).

“Sponsor” means Forest Road Acquisition Sponsor II LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax Return” means any return, report, statement, refund claim, declaration, information return, estimate or other document filed or required to be filed in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other tax, charge, impost, levy, duty, or governmental assessment of any kind in the nature of a tax, including alternative or add-on minimum, net income, franchise, gross income, adjusted gross income, gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, sales, use, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, or estimated tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof), (b) any liability for, or in respect of, any item described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), and (c) any liability for, or in respect of, any item described in clauses (a) or (b) of this definition as a transferee or successor.

“Termination Date” has the meaning specified in Section 10.01(c).

“Trade Controls” has the meaning specified in Section 4.26(a).

“Trade Secrets” means, collectively, trade secrets, know-how, confidential research and development information, formulae, confidential price and cost information, processes, and other confidential information or proprietary rights.

“Transaction Agreements” shall mean this Agreement, the Sponsor Agreement, the Company Support Agreement, the Registration Rights Agreement, the Acquiror Charter, the Acquiror Bylaws and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means the sum of the Acquiror Transaction Expenses and the Company Transaction Expenses.

“Transaction Litigation” has the meaning specified in Section 8.01(c).

“Transactions” means the transaction contemplated by this Agreement, including the Mergers.

“Transfer Taxes” has the meaning specified in Section 8.04(b).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.07.

“Trust Agreement” has the meaning specified in Section 5.07.

“Trustee” has the meaning specified in Section 5.07.

“Waived Payments” has the meaning specified in Section 7.11.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein with respect to a Company Party, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of such Company Party’s and its Subsidiaries’ business, consistent with past practice (including recent past practice in response to COVID-19 or COVID-19 Measures).

(c) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than the day prior to the date of this Agreement, to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” maintained on Citrix ShareFile under the title “Project Ariel-Forest Road” or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i) References to “$” or “dollar” or “US$” shall be references to United States dollars unless otherwise specified.

(j) To the extent this Agreement requires a Company Party to take or refrain from taking any action or other covenant, the Company will cause such Company Party to take or refrain from taking such action or will otherwise insure compliance with such covenant.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge of” shall mean the knowledge, following reasonable inquiry of direct reports, of (a) with respect to Acquiror, the individuals listed on Schedule 1.03(a), and (b) with respect to the Company, the individuals listed on Schedule 1.03(b).

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Common Shares or shares of Acquiror Common Stock shall have been changed into a different number of units or shares or a different class, by reason of any unit or stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of units or shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Common Shares or shares of Acquiror Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Shares or shares of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any Acquiror Party or Company Party to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to the issuance of Acquiror Common Stock pursuant to the conversion of Acquiror Class B Common Stock into Acquiror Class A Common Stock.

Article II
THE MERGERS

Section 2.01 The Mergers.

(a) At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA:

(i) Merger Sub I shall consummate the First Merger, pursuant to which Merger Sub I shall be merged with and into the Company, following which the separate existence of Merger Sub I shall cease and the Company shall continue as the Initial Surviving Entity after the First Merger and as a direct, wholly-owned Subsidiary of Acquiror;

(ii) Immediately following the consummation of the First Merger, the Initial Surviving Entity shall consummate the Second Merger, pursuant to which the Initial Surviving Entity shall be merged with and into Merger Sub II, following which the separate existence of the Initial Surviving Entity shall cease and Merger Sub II shall continue as the Surviving Entity after the Second Merger as a direct, wholly-owned Subsidiary of Acquiror.

Section 2.02 Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date:

(a) The Company and Merger Sub I shall cause the First Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit D attached hereto (the “Certificate of Merger I”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Certificate of Merger I, will be the effective time of and constitute the consummation of the First Merger (the “First Effective Time”).

(b) Immediately following the filing of the Certificate of Merger I, the Company and Merger Sub II shall cause the Second Merger to be consummated by filing a certificate of merger in substantially the form of Exhibit E attached hereto (the “Certificate of Merger II”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA, the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Certificate of Merger II, will be the effective time of and constitute the consummation of the Second Merger (the “Effective Time”).

Section 2.03 Effect of the Mergers.

(a) The effect of the First Merger shall be as provided in this Agreement, the Certificate of Merger I and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub I and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Initial Surviving Entity.

(b) The effect of the Second Merger shall be as provided in this Agreement, the Certificate of Merger II and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub II and the Initial Surviving Entity shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity.

Section 2.04 Governing Documents.

(a) At the First Effective Time, the certificate of incorporation and bylaws of the Company shall be amended and restated to be in the forms of certificate of incorporation and bylaws to be mutually agreed by Acquiror and the Company prior to the Closing Date, which shall be the certificate of incorporation and bylaws of the Initial Surviving Entity from and after the First Effective Time until the Effective Time.

(b) At the Effective Time, the certificate of incorporation and bylaws of Acquiror shall be amended and restated to be substantially in the forms of the Acquiror Charter and the Acquiror Bylaws attached hereto as Exhibit A and Exhibit B, which shall be the certificate of incorporation and the bylaws of the Acquiror from and after the Effective Time until thereafter amended in accordance with their respective terms and as provided by applicable Law. The name of the Acquiror immediately after the Effective Time shall be “Hyperloop Transportation Technologies, Inc.”

Section 2.05 Directors and Officers of the Acquiror and Surviving Entity.

(a) Immediately after the Effective Time, the board of managers and officers of the Merger Sub II shall be the board of managers and officers as set forth in the amended and restated limited liability company agreement of the Surviving Entity.

(b) Immediately after the Effective Time, the board of directors and officers of the Acquiror shall be as set forth in the Proxy Statement / Prospectus and the Acquiror Bylaws.

Section 2.06 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Initial Surviving Entity following the First Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to vest the Surviving Entity following the Second Merger with the full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Initial Surviving Entity, then the Surviving Entity, and the applicable managers, officers and members of the Company, Merger Sub I, Merger Sub II, and Acquiror (or their designees) are fully authorized in the name of their respective companies to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
MERGER CONSIDERATION; CLOSING

Section 3.01 Effect of the First Merger.

(a) Company Common Shares. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or any other Person, each Company Common Share issued and outstanding immediately prior to the First Effective Time will be automatically cancelled and extinguished and converted into the right to receive shares of Acquiror Common Stock equal to the Exchange Ratio, in each case with fractional shares (determined on an aggregate basis for each Pre-Closing Holder after combining all fractional shares each such holder would otherwise receive) rounded down to the nearest whole share.

(b) Company Preferred Shares. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or any other Person, each Company Preferred Share issued and outstanding immediately prior to the First Effective Time will be automatically cancelled and extinguished and converted into the right to receive that number of shares of Acquiror Common Stock equal to the product of (i) that number of Company Common Shares into which the Company Preferred Shares would otherwise convert into as of the First Effective Time, multiplied by (ii) the Exchange Ratio, in each case with fractional shares (determined on an aggregate basis for each Pre-Closing Holder after combining all fractional shares each such holder would otherwise receive) rounded down to the nearest whole share.

(c) Company Options and Company Warrants. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or any other Person, each Company Option to purchase a whole Company Common Share (whether vested or unvested) and each warrant to purchase a whole Company Common Share or a whole Company Preferred Share (each, a “Company Warrant”) that is outstanding and unexercised as of immediately prior to the First Effective Time shall be assumed and converted into a right to purchase a number of shares of Acquiror Common Stock (each, an “Acquiror Option” or an “Acquiror Warrant,” as applicable), with each such Acquiror Option and Acquiror Warrant then representing the right to purchase (i) the number of whole shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of Company Common Shares or Company Preferred Shares, as applicable, subject to such Company Option or Company Warrant, as applicable, immediately prior to the First Effective Time multiplied by (B) the Exchange Ratio, (ii) at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per Company Common Share or Company Preferred Shares applicable to such Company Option or Company Warrant, as applicable, immediately prior to the First Effective Time by (B) the Exchange Ratio. Notwithstanding anything in this Section 3.01(c) to the contrary, the exercise price and the number of shares of Acquiror Common Stock subject to the Acquiror Options, as applicable, shall be determined in a manner consistent with the requirements of Section 409A of the Code and in the case of any Company Option to which Section 422 of the Code applies, the exercise price of and number of shares subject to the Acquiror Options as applicable, shall be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulations Section 1.424-1(a). Except as provided in this Section 3.01(c), each such Acquiror Option and Acquiror Warrant shall continue following the First Effective Time to have, and shall be subject to, the same terms and conditions as applied to the underlying Company Option or Company Warrant, as applicable, immediately prior to the First Effective Time (but taking into account any changes thereto by reason of this Agreement or the Transactions). Prior to the First Effective Time, the Company Parties shall take all actions as are necessary to (x) effectuate the treatment of the Company Options and Company Warrants pursuant to this Section 3.01(c) and (y) cause the Company Stock Plan to terminate at or prior to the First Effective Time, if so requested by Acquiror no later than five Business Days prior to the First Effective Time. Between the date of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to obtain written confirmation from each holder of Company Warrants that such holder will acknowledge and accept the treatment of the Company Warrants contemplated by this Section 3.01(c).

(d) Convertible Instruments.

(i) Prior to the First Effective Time, the Company shall use commercially reasonable efforts to effect amendments to terms of the Company Convertible Notes set forth on Schedule 3.01(d)(i) to provide that each such Company Convertible Note will, immediately prior to the First Effective Time, but contingent upon the consummation of the First Merger, be automatically cancelled and extinguished and converted into shares of Company Class A Common Stock upon terms and conditions to mutually agreed by and between the Company and the applicable holders of such Company Convertible Notes and subject to the prior written consent of Acquiror (such consent not to be unreasonably delayed, withheld or conditioned) (such amended Company Convertible Notes, the “Amended Convertible Company Notes”).

(ii) On the terms and subject to the conditions set forth herein, immediately prior the First Effective Time, but contingent upon the consummation of the First Merger, each Company Convertible Note set forth on Schedule 3.01(d)(ii) (the “Company Convertible Company Convertible Notes”) will be automatically cancelled and extinguished and converted into shares of Company Common Stock upon the terms and conditions set forth in such Company Convertible Note.

(iii) On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or any other Person, each Company Convertible Note set forth on Schedule 3.01(d)(iii) (the “SPAC Convertible Company Notes”) will be automatically cancelled and extinguished and converted into the right to receive shares of Acquiror Common Stock upon the terms and conditions set forth in such Company Convertible Note.

(e) Merger Sub I Entity Equity Securities. The common shares of Merger Sub I outstanding immediately prior to the First Effective Time shall be converted into and become the common shares of the Initial Surviving Entity, which shall constitute 100% of the outstanding Equity Securities of the Initial Surviving Entity. From and after the First Effective Time, the common shares of Merger Sub I shall be deemed for all purposes to represent the number of common shares into which they were converted in accordance with the immediately preceding sentence.

Section 3.02 Effect of the Second Merger. On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Second Merger and without any further action on the part of any Party or any other Person, the common shares of the Initial Surviving Entity outstanding immediately prior to the Effective Time shall be converted into and become the limited liability company interests of Merger Sub II which shall constitute 100% of the outstanding equity of the Surviving Entity. From and after the Effective Time, the limited liability company interests of Merger Sub II shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 3.03 Closing. The closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing) or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.04 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, the Company, Merger Sub I, Merger Sub II, and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that any amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.05 Termination of Certain Agreements. Prior to the Closing, the Company shall use commercially reasonable efforts to cause the termination, and release of any liabilities under, those agreements set forth in Schedule 3.05.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company hereby represents and warrants to Sponsor and the Acquiror Parties as follows, in each case as of the date hereof and as of the Closing Date, in respect of itself and, where applicable, its Subsidiaries:

Section 4.01 Corporate Organization of the Company. The Company has been duly formed, is validly existing and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, the copies of the certificate of incorporation and bylaws (collectively, “Organizational Documents”) of the Company previously delivered by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement. The Company is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of any of the provisions of its Organizational Documents, except where such violation has not had, and would not reasonably be expected to be material and adverse to the Company Group.

Section 4.02 Subsidiaries. The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization and names of their respective equityholders and details of equity ownership, are set forth on Schedule 4.02 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except (other than with respect to due organization and valid existence) in each case has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.05 and upon receipt of the Required Company Stockholder Approval) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly authorized by the board of directors of the Company and, except for the Required Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 No Conflict. Except as set forth on Schedule 4.04, the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by the Company of the Transactions and the transactions contemplated thereby do not and will not, (a) contravene, conflict with or violate any provision of, or result in the breach of the certificate of incorporation or bylaws of the Company or, in any material respect, the organizational documents of its Subsidiaries, (b) subject to the approvals described in Section 4.05, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) subject to the approvals described in Section 4.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or any Permit of the Company or its Subsidiaries, or (d) result in the creation or imposition of any Lien upon any asset, property or Equity Security of the Company or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Governmental Authorities; Consents Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, (b) the filing of the (i)  Certificate of Merger I, (ii) Certificate of Merger II, and (iii) Acquiror Charter, each in accordance with the DGCL and DLLCA, and (c) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06 Current Capitalization.

(a) Schedule 4.06(a) sets forth the Equity Securities of the Company (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and such Equity Securities are, free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests), in each case, other than Permitted Liens, and have not been issued in violation of preemptive or similar rights. With respect to each Company Option, Schedule 4.06(a) sets forth as of the date hereof: (i) the name of the holder thereof; (ii) the total number of Company Common Shares that are subject to such Company Option; and (iii) the exercise price per Company Common Share purchasable under the Company Option;. Each grant of a Company Option was made in accordance with the terms of the Company Stock Plan and applicable Law. All Company Options have been granted having an exercise price at least equal to the fair market value of the underlying Company Common Shares on the date each Company Option was granted within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder. The outstanding Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(b) Except as set forth on Schedule 4.06(a), there are no outstanding or authorized restricted shares, stock appreciation or equity appreciation rights, restricted units, performance units, contingent value rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s members may vote. The Company is not a party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2021, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

Section 4.07 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or other equity interests of each Company Subsidiary has been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding Equity Securities in each Company Subsidiary are solely owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens) and have not been issued in violation of preemptive or similar rights. Except for Equity Securities owned by the Company or any wholly-owned Subsidiary of the Company, there are no Equity Securities of any Company Subsidiary authorized, reserved, issued or outstanding.

(b) There are no outstanding or authorized restricted shares, stock appreciation or equity appreciation rights, restricted units, performance units, contingent value rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, any Company Subsidiary. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Company Subsidiary. There are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any Company Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. No Company Subsidiary is a party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c) Except for Equity Securities in any wholly-owned Subsidiary of the Company or as set forth on Schedule 4.07, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person. No shares of capital stock are held in treasury by any Company Subsidiary.

Section 4.08 Financial Statements.

(a) Attached as Schedule 4.08(a) hereto are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2020 and December 31, 2021, and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of the Company as at September 30, 2022 (the “Most Recent Balance Sheet”), and the related unaudited consolidated condensed statements of income and comprehensive income, shareholders’ equity and cash flows for the nine-month period ended September 30, 2022 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of the Company Group as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP during the periods involved (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments in each case, the impact of which is not material) and were derived from, and accurately reflect, the books and records of the Company Group.

(c) The Company Group has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company Group is made known to the appropriate principal executive officer and its principal financial officer. To the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s financial statements.

(d) The Company Group has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company Group’s assets. The Company maintains and, for all periods covered by the Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company in all material respects.

(e) Neither the Company Group nor the Company Group’s independent auditors has identified or been made aware of (after reasonable inquiry) any (i) “significant deficiency” in the internal controls over financial reporting of the Company Group, (ii) “material weakness” in the internal controls over financial reporting of the Company Group, or (iii) fraud, whether or not material, that involves management or other employees of the Company Group who have a significant role in the internal controls over financial reporting of the Company Group.

Section 4.09 Undisclosed Liabilities. Except as set forth on Schedule 4.09, as of the date hereof, no Company Party has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the Most Recent Balance Sheet, (b) that have arisen since September 30, 2022 in the ordinary course of business of such Company Party, none of which is a liability for a breach of contract, breach of warranty or infringement or violation of Law, (c) arising under this Agreement or the performance by the Company of its obligations hereunder, including Transaction Expenses, or (d) that would not be required to be set forth on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP or that are less than $1 million individually or $5 million in the aggregate. No Company Party is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.10 Litigation and Proceedings. As of the date hereof, there is no, and since January 1, 2020, there has been no, pending or, to the knowledge of the Company, threatened Action by, against or affecting any Company Party or any of their respective properties, rights or assets that if determined adversely, could, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, there is no, and since January 1, 2020 there has been no, Governmental Order imposed upon or, to the knowledge of the Company, threatened against any Company Party or any of their respective properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company Parties taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Party Impairment Effect. As of the date hereof, no Company Party is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to such Company Party or would reasonably be expected to have, individually or in the aggregate, a Company Party Impairment Effect.

Section 4.11 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, be material to the Company Parties, taken as a whole, or as otherwise set forth on Schedule 4.11, each Company Party is, and since January 1, 2020 has been, in compliance with all applicable Laws. Each Company Party holds, and since January 1, 2020, has held, all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of the business, except where the failure to so hold has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From January 1, 2020, (a) to the knowledge of the Company, no Company Party has received any notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and, (b) to the knowledge of the Company, no assertion or Action of any violation of any Law, Governmental Order or Permit by the any Company Party is currently threatened against any Company Party (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each case of the foregoing clauses (a) and (b), except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Authority with respect to any Company Party is pending or, to the knowledge of the Company, threatened, and no such investigations have been conducted by any Governmental Authority since January 1, 2020, in each case, except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Material Contracts; No Defaults.

(a) Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (xvi) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business (all such Contracts as described in clauses (i) through (xvi), collectively, the “Material Contracts”). As of the date hereof, true, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i) Each Contract that involves aggregate payments or consideration furnished (A) by the Company or by any of its Subsidiaries of more than $5,000,000 or (B) to the Company or to any of its Subsidiaries of more than $5,000,000, in each case, in the calendar year ended December 31, 2022, or any subsequent calendar year;

(ii) Each Contract relating to Indebtedness with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $5,000,000;

(iii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries (A) since January 1, 2020, in each case, involving payments in excess of $5,000,000 or (B) pursuant to which there are any material ongoing obligations;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v) Each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly-owned Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vi) Each Contract requiring capital expenditures by the Company or its Subsidiaries after the date of this Agreement in an amount in excess of $5,000,000 in the aggregate;

(vii) Each Contract prohibiting or restricting in any material respect the ability of the Company or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(viii) Each license or other agreement (excluding (x) non-disclosure agreements, endorsement agreements, talent agreements, influencer agreements, appearance agreements, testimonial agreements, contractor services agreements, consulting services agreements, content licenses, (y) non-exclusive Intellectual Property licenses incidental to marketing, printing or advertising Contracts, and (z) licenses to Open Source Code, in each case, entered into in the ordinary course of business) under which the Company or any of its Subsidiaries (A) is a licensee with respect to any item of Intellectual Property that is material to any business of the Company or any of its Subsidiaries (excluding non-exclusive licenses in respect of commercially available, unmodified, “off-the-shelf software” or Contracts that would not reasonably be expected to result in a Company Material Adverse Effect if cancelled or terminated), (B) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property owned by the Company or any of its Subsidiaries (excluding non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business), or (C) entered into to settle or resolve any Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements, in each case involving an amount in controversy of at least $1,000,000 or that imposes material limitations on the Company Group’s use or exploitation of any material Owned Intellectual Property;

(ix) Each Contract for the development of Intellectual Property by a third party that is material to the business of the Company Group (other than pursuant to the Company’s standard form employee invention assignment or consulting or independent contractor agreements, copies of which have been provided to Acquiror) that involves aggregate payments or consideration furnished by the Company or by any of its Subsidiaries of more than $1,000,000 in any calendar year;

(x) Each Contract for the employment or engagement of any individual that (A) provides for annual base compensation in excess of $400,000, (B) provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change of control, transaction, or similar payments, or (C) otherwise restricts the ability of the Company or any of its Subsidiaries to terminate employment or engagement of such individual at any time for any reason or no reason without penalty or liability;

(xi) Each collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (each, a “CBA”);

(xii) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which a Company Party will have any outstanding obligation in excess of $5,000,000 after the date of this Agreement;

(xiii) Each sales commission or brokerage Contract that involves annual payments in excess of $1,000,000 or is not cancellable on 30 calendar days’ notice without payment or penalty;

(xiv) Any Contract with (A) any Affiliate of the Company (other than a Company Party) or (B) any Affiliate or family member of any Pre-Closing Holder;

(xv) Any Contract that is a currency or interest hedging arrangement; and

(xvi) Any commitment to enter into agreement of the type described in clauses (i) through (xvi) of this Section 4.12(a).

(b) Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, each Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one of its Subsidiaries that is a party thereto and, to the knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, (w) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is or is alleged to be in breach of or default under any Material Contract (x) since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract, (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both), and (z) no party to any such Contract that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, the Company or any of its Subsidiaries.

Section 4.13 Environmental Matters. Except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole:

(a) The Company and its Subsidiaries are, and since January 1, 2020, have been, in compliance in all material respects with all Environmental Laws, which includes and has included holding and complying in all material respects with all Permits required under Environmental Laws.

(b) There are no Actions or notices of violation pending against or, to the knowledge of the Company, threatened in writing against a Company Party alleging, and no Company has received any written notice, report or other information regarding, any material violations of or material liability under any Environmental Law or any material violations or material liability concerning any Hazardous Materials, nor is there any basis for any such claims or notices.

Section 4.14 Company Party Benefit Plans.

(a) Schedule 4.14(a) sets forth a true and complete list of each material Company Party Benefit Plan. For purposes of this Agreement a “Company Party Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based incentive award, severance, employment, consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA, which are contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any Company Party Service Provider or under or with respect to which the Company or any of its Subsidiaries has any liability or obligation, contingent or otherwise, in any case, excluding any statutory plan, program or arrangement that is both required under applicable Laws and maintained by a Governmental Authority.

(b) With respect to each Company Party Benefit Plan, the applicable Company Party has delivered or made available to Acquiror copies of, to the extent applicable, (i) the current plan document, including all amendments thereto, and any trust agreement or other funding instrument relating to such plan (and for any unwritten Company Party Benefit Plan, a summary of the material terms), (ii) the most recent summary plan description, if any, required under ERISA, including all summaries of material modification thereto, (iii) the three (3) most recent annual reports on Form 5500 and all attachments (if applicable), (iv) the most recent actuarial valuation (if applicable), (v) the current favorable determination or opinion letter, if any, issued by the IRS, and (vi) any material or non-routine correspondence with any Governmental Authority during the past three (3) years.

(c) During the past three (3) years, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties, taken as a whole, each Company Party Benefit Plan has been maintained, funded, operated and administered in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code, in all material respects. During the past three (3) years, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties, taken as a whole, all contributions, distributions, reimbursements, premiums or other payments that are due with respect to any Company Party Benefit Plan have been timely made in accordance with the terms of the Company Party Benefit Plan and in compliance with applicable Law, and all such amounts due for any period ending on or before the Closing Date have been timely made or properly accrued and reflected in the applicable Company Party’s financial statements to the extent required by GAAP, except, in each such case as would not reasonably be expected to result in a material liability to a Company Party.

(d) Each Company Party Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a current favorable determination or opinion letter from the IRS as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties, taken as a whole, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect such qualification.

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties, taken as a whole (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate (as defined below), to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (ii) there are no pending or, to the applicable Company’s knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to any Company Party Benefit Plan, and there is no fact or circumstance that would reasonably be expected to give rise to any such Action, audit, or investigation, (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, and (iv) no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Party Benefit Plan have occurred.

(f) No Company Party Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any current or projected liability in respect of, any post-employment or retiree or post-termination health or welfare benefits for any Person, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“COBRA”) or similar applicable Law for which the covered Person pays the full premium cost of coverage. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties, taken as a whole, the Company, its Subsidiaries and their respective ERISA Affiliates have complied in all material respects and are in material compliance with the requirements of COBRA as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”). No Company Party has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty under the PPACA, or with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(g) No Company Party, nor their respective ERISA Affiliates, sponsors, maintains, contributes to, is required to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”); (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code; (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). For purposes of this Agreement, “ERISA Affiliate” means, with respect to a Company Party, any Person or entity (whether or not incorporated) other than the Company Parties that, together with such Company Party, is or at any relevant time was under common control or treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties, taken as a whole, no Company Party has any liability with respect to employee benefits matters under ERISA or the Code on account of an ERISA Affiliate other than on account of another Company Party.

(h) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers or any of the other Transactions could (whether alone or in connection with any other event(s)) (i) result in the acceleration, funding, vesting or creation of any rights of any current or former Company Party Service Provider to any compensatory payments or benefits or increases in any compensatory payments or benefits (including any loan forgiveness) to any such Person; or (ii) result in the payment to any current or former Company Party Service Provider of any severance payments; or any increase in severance payments or benefits upon any termination of employment or service.

(i) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers or any of the other Transactions (whether alone or in connection with any other event(s)) could result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code) or result in the imposition on any person of an excise tax under Section 4999 of the Code.

(j) No Company Party maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(k) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties, taken as a whole, each Company Party Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in documentary compliance with, and has been maintained, operated and administered in compliance in all material respects with, Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder. No amounts paid or payable by any of the Company Parties are subject to any Tax or penalty imposed under Section 457A of the Code.

(l) Without limiting the generality of Section 4.14(a) through Section 4.14(k) above, with respect to each Company Party Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) or primarily for the benefit of employees, directors, consultants or individual independent contractors of the Company or any of its Subsidiaries who reside or work primarily outside of the United States (a “Non-U.S. Plan”) except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties, taken as a whole: (i) all employer and employee contributions to each Non-U.S. Plan required by Law or by the terms of such Non-U.S. Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Non-U.S. Plan required to be registered or intended to meet certain regulatory or requirements for favorable tax treatment, has been timely and properly registered and has been maintained in good standing in all material respects with applicable regulatory authorities; and (iii) no Non-U.S. Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities.

Section 4.15 Labor Matters.

(a) No Company Party is party to or bound by any CBA and no Company Party Employees are represented by any labor union, other labor organization or works council with respect to their employment with such Company Party. There are, and in the past three years there have been, no pending, or to the knowledge of the Company, threatened (i) labor organizing activities or representation or certification proceedings by any labor union, works council or other labor organization to organize any of the Company Party Employees, or (ii) labor grievances, labor arbitrations, unfair labor practice charges, strikes, lockouts, picketing, hand billing, slowdowns, concerted refusals to work overtime, work stoppages, or other material labor disputes against or affecting a Company Party.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties, taken as a whole, each Company Party is, and for the past three years has been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment or retaliation, whistleblowing, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties, taken as a whole: (i) each Company Party has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to such Company Party’s current or former directors, officers, employees or independent contractors under applicable Law, Contract or company policy, and (ii) each individual who is providing, or in the past three years, has provided, services to a Company Party and is, or was, classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, is, and has been, properly classified and treated as such for all applicable purposes.

(d) To the knowledge of the Company, no current or former employee is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to any Company Party; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any Company Party.

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties, taken as a whole, the Company Parties have reasonably investigated all sexual harassment or other discrimination, harassment, and retaliation allegations of which any Company Party is aware. With respect to each such allegation with potential merit, the applicable Company Party has taken prompt corrective action that is reasonably calculated to prevent improper action. The Company Parties do not reasonably expect any material liabilities with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of any of the Company Parties that, if known to the public, would bring the Company Parties into material disrepute.

(f) No material employee layoff, facility closure or shutdown (whether voluntary or by Governmental Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Company Party Employees of a Company Party has occurred since January 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures.

(g) Since January 1, 2020, no Company Party has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act.

(h) No Company Party has received written notice that any Key Employee of such Company Party intends to terminate his or her employment with such Company Party prior to the one year anniversary of the Closing.

Section 4.16 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company Group have been duly and timely filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company Group (whether or not reflected on any Tax Return) have been duly and timely paid to the appropriate Governmental Authority, and since the date of the Most Recent Balance Sheet, no member of the Company Group has incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business.

(c) Each member of the Company Group has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(d) No member of the Company Group is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. No member of the Company Group is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against the Company Group have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. No written claim has been made by any Governmental Authority in a jurisdiction where a member of the Company Group does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company Group, and no written request for any such waiver or extension is currently pending.

(e) No member of the Company Group (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) No member of the Company Group has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(g) No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar or corresponding provision of state, local or foreign Law) entered into prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar or corresponding provision of state, local or foreign Law); or (v) prepaid amount or deferred revenue received prior to the Closing. No member of the Company Group will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(h) There are no Liens with respect to Taxes on any of the assets of the Company Group, other than Liens for Taxes not yet due and payable.

(i) No member of the Company Group is a party to or bound by, or has any obligation to any Governmental Authority or other Person under, any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(j) No member of the Company Group is a party to or bound by, or has any obligation to any Governmental Authority or other Person under, any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(k) Schedule 4.16(k) sets forth the classification of each member of the Company Group for U.S. federal income Tax purposes.

(l) No member of the Company Group has applied for or received any relief from Taxes under any COVID-19 Measures, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster or any similar Law, including by claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.

(m) No member of the Company Group has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(n) Each member of the Company Group has complied in all material respects with Laws relating to escheat and unclaimed property.

Section 4.17 Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. With respect to each such insurance policy required to be listed on Schedule 4.17, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) no Company Party is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, and (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.18 Permits. Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, each Company Party, (a) holds all Permits, and (b) is in compliance with the terms of all Permits necessary for the ownership and operation of its business. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to be, individually or in the aggregate, material to a member of the Company Group. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, there is no pending or, to the knowledge of the Company, threatened (orally or in writing) legal proceeding with any Governmental Authority having jurisdiction or authority over the operations of the Company or any of its Subsidiaries that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or material impairment of any Permit.

Section 4.19 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of the Company and its Subsidiaries as owned by such Company Party, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to the Company Group.

Section 4.20 Real Property.

(a) Schedule 4.20(a) contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property including the address of each Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the Material Contracts pursuant to which the Company or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in all Leased Real Property, and to the knowledge of the Company, there are no material disputes with respect to any material Lease, in each case, subject only to Permitted Liens. With respect to each Lease and except as would be, individually or in the aggregate, material to the Company Group, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the Company’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to Acquiror, (iii) no Company Party has received or given any written notice of default or breach under any of the Leases and to the knowledge of the Company, neither the Company nor its Subsidiaries has received oral notice of any default or breach that has not been cured, and (iv) to the knowledge of the Company, there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by the Company or one of its Subsidiaries or, in each case, to the Company’s knowledge, the other party thereto.

(b) No Company Party is in material default or material violation of, or not in material compliance with, any legal requirements applicable to its occupancy of the Leased Real Property.

(c) No Company Party owns any land, buildings or other real property.

Section 4.21 Intellectual Property and IT Security.

(a) Schedule 4.21(a) sets forth a complete and correct list of all (i) registrations or applications for the following that are included in the Owned Intellectual Property: (A) trademarks, (B) patents, (C) copyrights, and (D) internet domain names, specifying as to each item, as applicable, the owner(s) of record, jurisdiction of application or registration, the application or registration number and the date of application or registration (“Registered Intellectual Property”). Excluding any pending applications included in the Registered Intellectual Property, each item of material Registered Intellectual Property is subsisting, valid and, to the knowledge of Company, enforceable. A Company Party (i) solely and exclusively owns all right, title and interest in and to the Owned Intellectual Property and (ii) has the right to use pursuant to a written license all other Intellectual Property used in or necessary for the operation of the respective businesses of the Company Group, as presently conducted (“Licensed Intellectual Property”), in each case, free and clear of all Liens other than Permitted Liens.

(b) To the knowledge of the Company, neither the execution of this Agreement nor the consummation of the Transactions will result in: (i) the loss or impairment of the Company Group’s right to own or use any of its material Company Party Intellectual Property, or (ii) the payment of any additional consideration for the Company Group’s right to own or use any of its Company Party Intellectual Property.

(c) There is not, and there has not in the last three years been, any Action pending, threatened or received in writing, by the Company Group with respect to Intellectual Property, except as would not be expected to be material to the Company Group. To the knowledge of the Company, neither the Company Group nor the conduct of its respective businesses infringes, misappropriates or otherwise violates, or has, in the past three years, infringed, misappropriated or otherwise violated, any Intellectual Property of any third party. To the knowledge of the Company, no third party is currently infringing, misappropriating, diluting or otherwise violating, or has, in the last three years, infringed, misappropriated, diluted or otherwise violated, any of the Owned Intellectual Property, except as would not be expected to be material to the Company Group.

(d) The Company Group has taken commercially reasonable steps under the circumstances to maintain, preserve, and protect all material Owned Intellectual Property. Each current or former employee, consultant and independent contractor of the Company Group who has contributed to or participated in the creation of any material Owned Intellectual Property has executed and delivered to a member of the Company Group a written assignment by such Person (by way of a present grant of assignment) in favor of the applicable member of the Company Group of all right, title and interest in and to such Intellectual Property, and that also prohibits such Person, where commercially reasonable or customary, from using or disclosing any Trade Secrets included in the Owned Intellectual Property. To the knowledge of the Company, no Person is in material breach of any such agreement.

(e) The Company and its Subsidiaries is in possession of the source code and object code for all Software included in their material Owned Intellectual Property (“Owned Software”). The Company and its Subsidiaries have not incorporated any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses) (“Open Source Code”) into Owned Software, distributed Open Source Code in conjunction with Owned Software or used Open Source Code, in each case in a manner that requires that any of the Owned Software (other than such Open Source Code) to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge or minimal charge.

(f) The Company Group has taken commercially reasonable efforts consistent with industry standards for companies of the Company Group’s size and intended business that are designed to (i) protect the confidentiality, integrity and security of the IT Systems from any unauthorized use, access, interruption, or modification, and (ii) ensure that all IT Systems (A) operate and run in a reasonable and efficient business manner in all material respects, and (B) free from any virus, malware or programming, or design error or corruption of material defect. The IT Systems are sufficient for the current needs of the Company Group in all material respects. The Company Group has implemented and maintained commercially reasonable disaster recovery and business continuity plans, procedures and facilities, acted in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis.

(g) The Company Group is, and at all times since January 1, 2020 has been, in compliance with all Data Security Requirements in all material respects. The Company Group has in place, maintains and enforces commercially reasonable policies, procedures, and rules regarding data privacy, protection, and security as required by all Data Security Requirements. To the knowledge of the Company, since January 1, 2020, the Company Group has not experienced any incident in which Personal Information or Trade Secret was stolen or improperly accessed, used, processed, transferred, disclosed, destroyed, lost, or otherwise compromised, and the Company Group has not received any written complaints from any Person with respect thereto, except as would not be expected to have a Company Material Adverse Effect.

Section 4.22 Absence of Changes. From and after the date of the most recent Audited Financial Statement, (a) no Company Material Adverse Effect has occurred and (b) except as set forth on Schedule 4.22, the Company Parties have, in all material respects, conducted their business and operated their properties in the ordinary course of business. From and after the date of the most recent Audited Financial Statement, none of the Company Parties have taken any action or omitted to take any action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Acquiror in accordance with Section 6.01.

Section 4.23 Brokers’ Fees. Other than as set forth on Schedule 4.23, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by a Company Party, or any of their respective Affiliates.

Section 4.24 Related Party Transactions. Except for the Contracts set forth on Schedule 4.24, there are no Contracts between a Company Party, on the one hand, and any Affiliate, officer, director or holder of Equity Securities of the Company or, to the Company’s knowledge, any Affiliate or family member of any of the foregoing, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by a Company Party to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), and (c) amounts paid pursuant to Company Party Benefit Plans listed on Schedule 4.14(a).

Section 4.25 Proxy Statement / Prospectus; Information Provided. None of the information relating to a Company Party supplied or to be supplied by such Company Party, or by any other Person acting on behalf of such Company Party, in writing specifically for inclusion in the Proxy Statement / Prospectus will, as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company does not make any representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by Acquiror or any of its Affiliates or Representatives without the Company’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Acquiror or any of its Affiliates specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity. The Proxy Statement / Prospectus, insofar as it relates to information relating to a Company Party supplied or to be supplied by such Company Party, or by any other Person acting on behalf of such Company Party, in writing specifically for inclusion in the Proxy Statement / Prospectus, will, as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto), comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 4.26 International Trade; Anti-Corruption.

(a) No Company Party, nor, to the knowledge of the Company, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”).

(b) No Company Party, nor, to the knowledge of the Company, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has in the last five years made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws.

(c) In the past five years, no Company Party has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws. The Company and its Subsidiaries have maintained and enforced policies, procedures and internal controls reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Controls.

Article V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each Acquiror Party represents and warrants to the Company as follows, in each case as of the date hereof and as of the Closing Date:

Section 5.01 Corporate Organization. Each Acquiror Party is duly incorporated or formed and is validly existing as a corporation or a limited liability company in good standing under the Laws of Delaware and has the corporate or limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except (other than with respect to each Acquiror Party’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. As of the date hereof, the copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. No Acquiror Party is in violation of any of the provisions of its organizational documents, except where such violation has not had, and would not reasonably be expected to be material and adverse to the Acquiror Parties.

Section 5.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party will be party, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) At a meeting duly called and held, the Acquiror Board has: (i) determined that this Agreement and the transactions are fair to and in the best interests of Acquiror’s stockholders, (ii) approved the Transactions as a Business Combination, (iii) resolved to recommend to Acquiror’s stockholders approval of each of the Acquiror Stockholder Matters, and (iv) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date hereof.

(c) Assuming that a quorum (as determined pursuant to the Acquiror Organizational Documents) is present, each of the Business Combination Proposal, Equity Incentive Plan Proposal, ESPP Proposal, Charter Proposal and Director Election Proposal shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Stock entitled to vote thereupon at a stockholders’ meeting duly called by the Acquiror Board and held for such purpose. Acquiror, in its capacity as the sole stockholder of Merger Sub I and sole member of Merger Sub II, has approved this Agreement and the Transactions.

(d) The foregoing votes are the only votes of any of the holders of the capital stock of Acquiror or any other Acquiror Party necessary in connection with entry into this Agreement by Acquiror Parties and the consummation of the Transactions and other transactions contemplated by this Agreement, and no other action on the part of any equityholder of any Acquiror Party is required in connection with Acquiror Parties’ entry into, or performance of any of the obligations set forth in, this Agreement.

Section 5.03 No Conflict. The execution, delivery and performance of this Agreement and the Transaction Agreements to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of the Acquiror Stockholder Approval, the consummation of the Transactions and the transactions contemplated thereby or by any Transaction Agreement do not and will not (a) contravene, conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding on or applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which any Acquiror Party is a party or by which any of its assets or properties may be bound or affected or any Permit of any Acquiror Party, or (d) result in the creation or imposition of any Lien upon any asset, property or Equity Security of Acquiror or any Subsidiaries of Acquiror, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.04 Litigation and Proceedings. As of the date hereof, there are and have been no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are and have been no pending or threatened investigations, in each case, against any Acquiror Party, or otherwise affecting any Acquiror Party or their respective assets, which, if determined adversely, could, individually or in the aggregate, have an Acquiror Material Adverse Effect. As of the date hereof, there is no, and there has been no, Governmental Order imposed upon or, to the knowledge of Acquiror, threatened against any Acquiror Party or any of their respective properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Acquiror Parties taken as a whole or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. As of the date hereof, no Acquiror Party is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to such Acquiror Party or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.05 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, be material to the Acquiror Parties, taken as a whole, each Acquiror Party is, and has at all times been, in compliance with all applicable Laws. Each Acquiror Party holds, and has held at all times, all Permits necessary for the lawful conduct of the business, except where the failure to so hold has not had, and would not be reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. To the knowledge of Acquiror, no Acquiror Party has received any notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and, to the knowledge of Acquiror, no assertion or Action of any violation of any Law, Governmental Order or Permit by the any Acquiror Party is currently threatened against any Acquiror Party, in each case of the foregoing clauses (a) and (b), except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. No investigation or review by any Governmental Authority with respect to any Acquiror Party is pending or, to the knowledge of Acquiror, threatened, and no such investigations have been conducted by any Governmental Authority, in each case, except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.06 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery and performance of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the Transactions or the transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, (b) the filing of the (i) Certificate of Merger I and (ii)  Certificate of Merger II, and (iii) the Acquiror Charter, each in accordance with the DGCL and DLLCA, (c) the filing with the SEC of (i) the Proxy Statement / Prospectus (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement / Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (d) such filings with and approval of the Selected National Securities Exchange to permit the Acquiror Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on the Selected National Securities Exchange, or (e) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.07 Trust Account. As of the date hereof, there is at least $350,000,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), such monies invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct United States government treasury obligations pursuant to the Investment Management Trust Agreement, dated as of March 9, 2021, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus, dated as of March 9, 2021, and filed with the SEC (File No. 333-253274 and 333-254065) on March 11, 2021 (the “IPO Prospectus”). Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by Acquiror to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Organizational Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company Parties contained herein and the compliance by the Company Parties with their obligations hereunder, no Acquiror Party has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (after giving effect to the Acquiror Stockholder Redemption) will not be available to Acquiror on the Closing Date. There are no Actions pending, or to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption.

Section 5.08 Brokers’ Fees. Other than as set forth on Schedule 5.08, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates, including Sponsor.

Section 5.09 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement. Except to the extent available on the SEC’s website through EDGAR, the Acquiror has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Acquiror’s annual reports on Form 10-K for each fiscal year of the Acquiror beginning with the first year the Acquiror was required to file such a form, (ii) the Acquiror’s quarterly reports on Form 10-Q for each fiscal quarter that the Acquiror filed such reports to disclose its quarterly financial results in each of the fiscal years of the Acquiror referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Acquiror with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, but excluding the Proxy Statement / Prospectus, the “Additional SEC Reports”). Except for any changes (including any required revisions to or restatements of the Acquiror Financials (defined below) or the SEC Reports) to (A) the Acquiror’s historical accounting of the Acquiror Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021, and related guidance by the SEC, (B) the Acquiror’s accounting or classification of Acquiror’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendation or requirements of the Acquiror’s auditors, or (C) the Acquiror’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A) through (C), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all Additional SEC Reports) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and the Public Certifications are each true as of their respective dates of filing. As used in this Section 5.09, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulation in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Except for any SEC SPAC Accounting Changes, the financial statements and notes of the Acquiror included or incorporated in the SEC Reports (the “Acquiror Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Acquiror at the respective dates of and for the periods referred to in such Acquiror Financials, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except for any SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the Acquiror Financials, the Acquiror has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Acquiror Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Acquiror’s formation in the ordinary course of business. The Acquiror does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Acquiror are required by GAAP to be included in the financial statements of Acquiror.

(d) The Acquiror has not received from the SEC staff or its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(e) The Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Acquiror’s financial reporting and the preparation of the Acquiror Financials for external purposes in accordance with GAAP. The Acquiror has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Acquiror is made known to the Acquiror’s principal executive officer and principal financial officer by others within the Acquiror.

(f) The Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 5.10 Business Activities.

(a) Since its incorporation, no Acquiror Party has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon any Acquiror Party or to which any Acquiror Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of any Acquiror Party or any acquisition of property by any Acquiror Party or the conduct of business by any Acquiror Party as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Material Adverse Effect. Each of Merger Sub I and Merger Sub II was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has and will have no assets, liabilities or obligations of any nature other than those incident to their respective formations and pursuant to this Agreement and any Transaction Agreement to which such entities are a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. Acquiror directly owns all of the issued and outstanding Equity Securities of each of Merger Sub I and Merger Sub II.

(b) No Acquiror Party owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby or with respect to advisors and consultants in connection with the Transactions (including any agreements permitted by Section 7.02 or as set forth on Schedule 5.10(c)), no Acquiror Party is and at no time has been, party to any Contract with any Person that would require payments by any Acquiror Party in excess of $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) and Contracts set forth on Schedule 5.10(c)).

(d) As of the date hereof, there is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities, debts or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of September 30, 2020, or disclosed in the notes or schedules thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of September 30, 2022 in the ordinary course of the operation of business of Acquiror, (iii) arising under this Agreement or the performance by an Acquiror Party of its obligations hereunder or (iv) that would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.11 Taxes.

(a) All material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been duly and timely filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by Acquiror and its Subsidiaries (whether or not reflected on any Tax Return) have been duly and timely paid to the appropriate Governmental Authority, and since June 30, 2022, neither Acquiror nor its Subsidiaries has incurred any material Tax liability outside the ordinary course of business.

(c) Acquiror and each of its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither Acquiror nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither Acquiror nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against Acquiror or its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e) Neither Acquiror nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Acquiror has not entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.

(g) There are no Liens with respect to Taxes on any of the assets of Acquiror or any of its Subsidiaries, other than Liens for Taxes not yet due and payable.

(h) Neither Acquiror nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group for which Acquiror is the common parent, or (ii) has any material liability for or in respect of the Taxes of any Person (other than Acquiror or any of its Subsidiaries) (A) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (B) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(i) Neither Acquiror nor any of its Subsidiaries is a party to or bound by, or has any material obligation to any Governmental Authority or other Person under, any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(j) Acquiror has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(k) Since its formation, Acquiror has been treated as a corporation that is a United States person for U.S. federal income tax purposes.

Section 5.12 Capitalization.

(a) As of the date of this Agreement and without taking into effect the Closing, the authorized capital stock of Acquiror consists of 321,000,000 shares of capital stock, including (i) 300,000,000 shares of Acquiror Class A Common Stock, (ii) 20,000,000 shares of Acquiror Class B Common Stock, and (iii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”) of which (A) no shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement, excluding 35,000,000 shares subject to redemption, (B) 8,750,000 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement, and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock (I) have been duly authorized and validly issued and are fully paid and non-assessable, (II) were issued in compliance in all material respects with applicable Law, and (III) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, Acquiror has issued 13,000,000 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b) Except for this Agreement, the Acquiror Warrants or as set forth in Section 5.12(a), as of the date hereof, there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders’ agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c) Acquiror does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d) All holders of Acquiror Class B Common Stock have waived any anti-dilution adjustment as to the ratio by which Acquiror Class B Common Stock convert into Acquiror Class A Common Stock or any other measure with an anti-dilutive effect, in any case, that results from or is related to the transactions contemplated by this Agreement. Except for the Acquiror’s Organizational Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Equity Securities of any Acquiror Party. Except as disclosed in the SEC Reports and except for the and the Registration Rights Agreement, no Acquiror Party is party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of any Acquiror Party.

(e) All Equity Securities issuable by Acquiror pursuant to Article II, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Organizational Documents, or any Contract to which any Acquiror Party is a party or otherwise bound.

(f) Acquiror has no Subsidiaries apart from Merger Sub I and Merger Sub II, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. No Acquiror Party is party to any Contract that obligates any Acquiror Party to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13 NYSE Stock Market Listing. The issued and outstanding units of Acquiror, each such unit comprised of one share of Acquiror Class A Common Stock and one-fifth of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FRXB U”. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FRXB”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FRXB WS”. As of the date of this Agreement, Acquiror is in compliance with the applicable NYSE requirements for continued listing of the Acquiror Class A Common Stock and Acquiror Warrants. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock from the NYSE or deregistering of the Acquiror Class A Common Stock with the SEC.

Section 5.14 Related Party Transactions. Except as described in the SEC Reports, there are no transactions, Contracts, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, equityholder, warrant holder or Affiliate of such Acquiror Party.

Section 5.15 Proxy Statement / Prospectus. None of the information relating to the Acquiror Parties supplied or to be supplied by any Acquiror Party, or by any other Person acting on behalf of any Acquiror Party, in writing specifically for inclusion in the Proxy Statement / Prospectus will, as of the date the Proxy Statement / Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement / Prospectus (a) that is modified in any material respect by a Company Party or any of its Representatives without the Acquiror’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of the Company or any of its Subsidiaries specifically for inclusion in the Proxy Statement / Prospectus which is misleading by virtue of such reliance and conformity.

Section 5.16 Absence of Changes. From and after January 1, 2022, no Acquiror Material Adverse Effect has occurred.

Section 5.17 Indebtedness. No Acquiror Party has any Indebtedness for borrowed money.

Section 5.18 Sponsor Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Agreement.

Section 5.19 Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Article VI

COVENANTS OF THE COMPANY PARTIES

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly required or contemplated by this Agreement or the other Transaction Agreements, as set forth on Schedule 6.01, as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), use its commercially reasonable efforts to (i) conduct and operate its business in the ordinary course of business in all material respects, and (ii) maintain the existing relations and goodwill of such Company Party with customers, suppliers, joint venture partners, distributors and creditors of such Company Party in all material respects. Without limiting the generality of the foregoing, except as required or contemplated by this Agreement or the other Transaction Agreements, as set forth on Schedule 6.01, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), the Company shall not and shall cause its Subsidiaries not to, during the Interim Period, take any of the following actions:

(a) change or amend any Organizational Document of the Company, or change or amend in any manner material and adverse to the Company, the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents of any Subsidiary of the Company;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of such Company Party either to such Company Party or any other wholly-owned Subsidiaries of such Company Party;

(c) except for modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business (subject to the limitations set forth in Section 6.01(h) below) or the expiration of any Contract in accordance with its terms, materially and adversely modify, materially and adversely amend, waive any material right under, terminate or fail to renew, any Contract of a type required to be listed on Schedule 4.12(a), (including, for clarity, any Contract that, if existing on the date hereof, would have been required to be listed on Schedule 4.12(a)) or any Lease to which such Company Party is a party or by which it is bound;

(d) issue, deliver, sell, transfer, grant, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of such Company Party or any of its Subsidiaries; provided, however, that the Company may issue Company Common Shares upon the vesting, exercise and/or settlement, as applicable, of any Company Option or Company Warrant outstanding as of the date hereof or granted after the date hereof without violation of this Agreement to the extent required under the terms of the applicable Company Party Benefit Plan;

(e) sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of the Company Group, other than (i) the expiration of Owned Intellectual Property in accordance with the applicable statutory term or abandonment of Owned Intellectual Property registrations or applications in the ordinary course of business, (ii) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course consistent with past practices, (iii) the sale or provision of goods or services to customers in the ordinary course of business, or the sale, permission to lapse, abandonment, or other disposition of tangible assets or equipment deemed by such Company Party in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, (iv) pursuant to Contracts in effect on the date hereof, or (v) transactions among a Company Party and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries;

(f) disclose to any Person any Trade Secrets or any source code constituting Owned Intellectual Property (in each case, other than to any Company Party or its Representatives, or to any Acquiror Party or its Representatives, or pursuant to a written Confidentiality Agreement entered into in the ordinary course of business);

(g) (i) cancel or compromise any claim or Indebtedness owed to such Company Party or any of its Subsidiaries, (ii) settle any pending or threatened Action, or (A) if such settlement would require payment by such Company Party in an amount greater than $500,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting a Company Party in a manner materially adverse to such Company Party, or (C) any settlement of Transaction Litigation;

(h) except as otherwise required by the terms of any existing Company Party Benefit Plans set forth on Schedule 4.14(a) and as in effect on the date hereof, (i) increase the compensation or benefits of any current or former Company Party Service Provider other than in the ordinary course of business consistent with past practice or as mutually agreed to by the Parties; (ii) make any grant or promise of any severance, retention or termination payment or arrangement to any current or former Company Party Service Provider; (iii) other than in the ordinary course of business consistent with past practice or as mutually agreed to by the Parties, make any change in the key management structure of such Company Party or any of its Subsidiaries, including the hiring of any Company Party Service Providers who would be, upon such hire, Key Employees, or the termination (other than for “cause” or due to death or disability) of Key Employees; (iv) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any current or former Company Party Service Provider; or (v) except in the ordinary course of business consistent with past practice, establish, adopt, enter into, amend, modify, or terminate any Company Party Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a Company Party Benefit Plan if it were in existence as of the date of this Agreement;

(i) implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that could implicate the WARN Act or similar Law;

(j) (i) negotiate, modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Party Employee;

(k) waive or release any noncompetition or nonsolicitation obligation of any Company Party Service Provider that is material to the Company Group, taken as a whole;

(l) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, that would be material to the Company Group, taken as a whole, and other than in the ordinary course of business, except for any acquisitions pursuant to Contracts in effect on the date hereof;

(m) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to Company Party Service Providers for expenses not to exceed $50,000 individually or $250,000 in the aggregate, (B) prepayments and deposits paid to suppliers of such Company Party or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of such Company Party or any of its Subsidiaries in the ordinary course of business, and (D) loans or advances among a Company Party and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries;

(n) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of such Company Party or any of its Subsidiaries, except for (i) the acquisition by such Company Party of any Equity Securities of such Company Party or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between such Company Party and a wholly-owned Subsidiary of such Company Party or between wholly-owned Subsidiaries of such Company Party;

(o) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of such Company Party or any of its Subsidiaries, except for any such transaction by a wholly-owned Subsidiary of such Company Party that remains a wholly-owned Subsidiary of such Company Party after consummation of such transaction;

(p) make any material change in financial accounting principles or methods of accounting, other than as may be required by GAAP or SEC rule or policy;

(q) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Company Party or any of its Subsidiaries (other than the Transactions or any transactions between or among any of the Subsidiaries of the Company);

(r) (i) make, change or revoke any material Tax election, (ii) adopt, change or revoke any material accounting method with respect to Taxes, (iii) amend any material Tax Return, (iv) prosecute, settle or compromise any material Tax liability or any Action, audit or other similar proceeding related to any material amount of Taxes, (v) enter into any closing agreement with respect to any Tax, (vi) surrender any right to claim a material refund of Taxes, (vii) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or (viii) enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes);

(s) (i) incur, create or assume any Indebtedness, (ii) modify the terms of any Indebtedness, or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, other than, in each case of clauses (i) through (iii) in the ordinary course of business, and except for (x) any Indebtedness among the Company and the wholly owned Subsidiaries of the Company or among the wholly owned Subsidiaries of the Company and (y) guarantees or credit support provided by the Company or any Subsidiaries of the Company for Indebtedness of the Company or any Subsidiaries of the Company, to the extent such Indebtedness is (1) in existence on the date of this Agreement or (2) incurred in compliance with this Section 6.01(s);

(t) fail to maintain in full force and effect material insurance policies covering such Company Party and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to such Company Party, unless such policy is replaced with a policy with comparable coverage or no less favorable terms;

(u) enter into any Contract or amend in any material respect any existing Contract with any Pre-Closing Holders, any Person that is an Affiliate of any Pre-Closing Holders, or an Affiliate of such Company Party (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of such Company Party in their capacity as an officer or director (subject to the limitations set forth in Section 6.01(h) above)); or

(v) enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.01(a) through (u).

Notwithstanding anything in this Section 6.01 or this Agreement to the contrary, nothing shall give any Acquiror Party, directly or indirectly, the right to control or direct the operations of any Company Party (it being acknowledged that prior to the First Effective Time, the Company Parties shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their business operations).

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to a Company Party or any of its Subsidiaries by third parties that may be in a Company Party’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to the negotiation or execution of this Agreement or the Transactions, including with respect to the consideration or valuation of the Transactions or any financial or strategic alternatives thereto, (b) is prohibited from being disclosed by applicable Law, or (c) in the opinion of legal counsel of a Company Party would result in the risk of loss of trade secret protection to any Company Party or attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law, each Company Party shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period and with reasonable advance written notice, in such manner as to not interfere with the normal operation of such Company Party, to their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of such Company Party, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided that the Company Parties may provide such access by electronic means if physical access is not reasonably foreseeable or would not be permitted under applicable Law (including any COVID-19 Measures). Any request pursuant to this Section 6.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreements prior to the Closing.

Section 6.03 No Claim Against the Trust Account. Each Company Party, on behalf of itself and its respective Pre-Closing Holders and other Affiliates, represents and warrants that it has read the IPO Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by Acquiror’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Stockholders”), and that Acquiror may disburse monies from the Trust Account only: (a) to the Public Stockholders if they elect to redeem their Acquiror shares in connection with the consummation of Acquiror’s initial Business Combination or in connection with an extension of Acquiror’s deadline to consummate a Business Combination; (b) to the Public Stockholders if Acquiror fails to consummate a Business Combination within 24 months after the closing of the IPO, subject to extension by an amendment to the Acquiror Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, or (d) to Acquiror after or concurrently with the consummation of a Business Combination. Each Company Party, on behalf of itself and its respective Pre-Closing Holders and other Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, no Company Party, nor any of its Pre-Closing Holders or Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and such Company Party, its Pre-Closing Holders and their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company Parties, on behalf of themselves and their respective Pre-Closing Holders and other Affiliates, (i) hereby irrevocably waive any Released Claims that the Company Parties, the Pre-Closing Holders and their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever to the extent arising out of the Released Claims (including for an alleged breach of this Agreement or any other agreement with Acquiror or its Affiliates), (ii) agree and acknowledge that such irrevocable waiver is material to this Agreement and the Transactions and specifically relied upon by Acquiror to induce Acquiror to enter into this Agreement, and (iii) intend and understand such waiver to be valid, binding and enforceable against the Company Parties, the Pre-Closing Holders and their respective Affiliates under applicable Law. To the extent the Company Parties, the Pre-Closing Holders and their respective Affiliates commence any Action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company Parties, on behalf of themselves and their respective Pre-Closing Holders and other Affiliates, hereto hereby acknowledge and agree that the Company Parties, the Pre-Closing Holders and their Affiliates’ sole remedy shall be against funds or other assets held outside of the Trust Account and that such claim shall not permit such Persons (or any Person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04 Proxy Statement / Prospectus.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall deliver to Acquiror (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2020 and December 31, 2021 and the related audited consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon, (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2022 and related unaudited statements of income and comprehensive income, shareholders’ equity and cash flows for the nine-month period then ended, and (iii) each Company Party shall deliver to Acquiror any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and statements of income and comprehensive income, shareholders’ equity and cash flows of the Company and its Subsidiaries as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Proxy Statement / Prospectus. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and members’ deficit and cash flows of the Company and its Subsidiaries as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Proxy Statement / Prospectus (A) will fairly present in all material respects the financial position of the Company and its Subsidiaries as at the date thereof, and the results of its operations, members’ equity and cash flows for the respective periods then ended (subject, in the case of any Interim Financial Statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB, and (D) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) for purposes of inclusion in the Registration Statement. Each Company Party shall be available to, and the Company and its Subsidiaries shall use its reasonable best efforts to make their officers and employees available to, in each case upon reasonable advance notice, Acquiror and its counsel in connection with (I) the drafting of the Proxy Statement / Prospectus and (II) responding in a timely manner to comments on the Proxy Statement / Prospectus from the SEC. Without limiting the generality of the foregoing, each Company Party shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement / Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement / Prospectus is mailed to Acquiror’s stockholders and the Company’s stockholders, each Company Party will give Acquiror prompt written notice of any action taken or not taken by such Company Party or of any development regarding such Company Party, in any such case which is or becomes known by such Company Party, that would cause the Proxy Statement / Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and such Company Party shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement / Prospectus, such that the Proxy Statement / Prospectus no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.04(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

(c) From and after the date on which the Proxy Statement / Prospectus is mailed to Acquiror’s stockholders and the Company’s stockholders, each Acquiror Party will give the Company prompt written notice of any action taken or not taken by such Acquiror Party or of any development regarding such Acquiror Party, in any such case which is or becomes known by such Acquiror Party, that would cause the Proxy Statement / Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, the Company and Acquiror shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement / Prospectus, such that the Proxy Statement / Prospectus no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by the Company pursuant to this Section 6.04(c) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 6.05 FIRPTA. At the Closing, the Company shall deliver to Acquiror a duly completed and executed certificate and accompanying notice to the IRS (along with authorization for Acquiror to provide such documentation to the IRS), dated as of the Closing Date, in form and substance reasonably satisfactory to Acquiror and conforming to the requirements of Treasury Regulations Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i).

Section 6.06 Company Party Approvals. Upon the terms set forth in this Agreement, the Company shall, as soon as reasonably practicable after the date on which the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available (including on the SEC’s EDGAR website) to the Company’s stockholders, use its reasonable best efforts to obtain and deliver to Acquiror the Required Company Stockholder Approval, and the Company shall use its reasonable best efforts to take all actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Company Support Agreement.

Section 6.07 No Acquiror Common Stock Transactions. The Company acknowledges and agrees that it is aware, and that its Representatives are aware or, upon receipt of any material nonpublic information, will be advised of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not and it will cause its Subsidiaries and direct its directors, officers and its and their respective Affiliates not to purchase or sell any securities of Acquiror (other than engaging in the Transactions), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.08 Bridge Financing Transactions. Notwithstanding anything to the contrary herein, from and after the date hereof, the Company and/or any of its Subsidiaries may enter into and consummate, upon commercially reasonable terms, additional convertible note or other debt financing transactions with reputable third party financing sources that, in the aggregate, provide proceeds to the Company and its Subsidiaries in an amount up to $10,000,000 (the “Bridge Financing”); provided, that in connection with any such transactions, the Company shall consult with Acquiror and consider in good faith any reasonable comments and suggestions provided by Acquiror in connection therewith. Upon the Company’s request, Acquiror shall, and shall cause its representatives to, reasonably cooperate with the Company and its representatives in connection with such efforts.

Section 6.09 Amendment to Company Certificate of Incorporation. Prior to the Closing Date, the Company shall amend the Company Certificate of Incorporation to provide that the consideration payable to the holders of Company capital stock hereunder shall satisfy any and all obligations of the Company in connection with a “Deemed Liquidation Event” (as such term is defined in the Company Certificate of Incorporation) under Section 2.3 of the Company Certificate of Incorporation (the “Company Charter Amendment”).

Article VII

COVENANTS OF ACQUIROR

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Acquiror shall, and shall cause the Surviving Entity to, indemnify and hold harmless each present and former director, manager and officer of each Company Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that such Company Party would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) The Company shall purchase, at or prior to the Closing, and Acquiror shall or shall cause one or more of its Subsidiaries to maintain in effect for a period of six years from the Effective Time, directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an aggregate premium for such insurance in excess of 300% of the annual premium payable in the aggregate by the Company Parties for such insurance policy for the year ended December 31, 2021; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Entity and all successors and assigns of Acquiror and the Surviving Entity. If Acquiror or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.02 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.02, as required or contemplated by this Agreement or the other Transaction Agreements, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), Acquiror shall not and shall not permit Merger Sub I or Merger Sub II to:

(i) except as otherwise contemplated by this Agreement, change, modify or amend, or seek any approval from the shareholders of Acquiror to change, modify or amend, the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub I or Merger Sub II;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror, Merger Sub I or Merger Sub II, (B) split, combine or reclassify, or otherwise amend the terms of, any Equity Securities of Acquiror, Merger Sub I or Merger Sub II, or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror, Merger Sub I or Merger Sub II;

(iii) (A) make, change or revoke any material Tax election, (B) adopt, change or revoke any material accounting method with respect to Taxes, (C) amend any material Tax Return, (D) prosecute, settle or compromise any material Tax liability or any Action, audit or other similar proceeding related to any material amount of Taxes, (E) enter into any closing agreement with respect to any Tax, (F) surrender any right to claim a material refund of Taxes, (G) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or (H) enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes);

(iv) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, in each case other than compromises or settlements in an aggregate amount not greater than $500,000; provided, that this Section 7.02(a)(v) will not apply with respect to any Transaction Litigation;

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another Person, other than any Indebtedness (A) for borrowed money or guarantee in support of the ordinary course operations of Acquiror or incident to the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, which are not, individually or in the aggregate, material to Acquiror or (B) incurred solely among Acquiror, Merger Sub I and Merger Sub II;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(ix) conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative Business Combination to the Business Combination contemplated by this Agreement;

(x) withdraw any funds from the Trust Account, other than as permitted by Acquiror Organizational Documents or the Trust Agreement;

(xi) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations; or

(xii) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b) Notwithstanding anything in this Section 7.02 or this Agreement to the contrary, (i) nothing shall give the Company, directly or indirectly, the right to control or direct the operations of any Acquiror Party (it being acknowledged that prior to the First Effective Time, the Acquiror Parties shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their business operations) and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Acquiror Party from using the funds held by Acquiror outside the Trust Account to pay any Acquiror expenses or liabilities or from otherwise distributing or paying over any funds held by Acquiror outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

(c) During the Interim Period, Acquiror shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, comply with, and continue performing under, as applicable, Material Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.03 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the risk of loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided that the Acquiror Parties may provide such access by electronic means if physical access is not reasonably foreseeable or would not be permitted under applicable Law (including any COVID-19 Measures). The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 7.04 Section 16 Matters. Prior to the Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including adopting resolutions and taking other steps in accordance with the No-Action Letter, dated as of January 12, 1999, issued by the SEC regarding such matters.

Section 7.05 Post-Closing Directors and Officers. Subject to the terms of the Acquiror Organizational Documents, the Acquiror Charter and the Acquiror Bylaws, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall consist of three classes, each holding three-year terms, with the term of the first class of directors expiring at the first annual meeting of stockholders of Acquiror following the Closing, the term of the second class of directors expiring at the second annual meeting of stockholders of Acquiror following the Closing (“Class II”) and the term of the third class of directors expiring at the third annual meeting of stockholders of Acquiror following the Closing (“Class III”);

(b) the Board of Directors of Acquiror shall initially include:

(i) up to two director nominees to be designated by Sponsor pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the date of this Agreement (one of whom shall serve in Class II, and the other of whom shall serve in Class III), each of whom shall be reasonably acceptable to the Company and meet the requirements of the Selected National Securities Exchange for such nominees to be considered independent under the Selected National Securities Exchange rules;

(ii) such other director nominees to be designated by the Company (and/or by the Pre-Closing Holders, at the Company’s sole discretion) pursuant to written notice to Acquiror following the date of this Agreement; and

(c) the initial officers of Acquiror shall be as set forth on Schedule 7.05(c) (which schedule may be modified from time to time by mutual agreement of the Company and Acquiror prior to the Closing), who shall serve in such capacity in accordance with the terms of the Acquiror Charter and the Acquiror Bylaws following the Effective Time.

Section 7.06 Incentive Equity Plan and ESPP. Prior to the Closing Date, Acquiror shall adopt, subject to approval of the stockholders of Acquiror, a 2023 Incentive Award Plan, in a form mutually agreed to by the Parties, providing for the issuance of the number of shares of Acquiror Common Stock set forth therein, with such changes as may be agreed to in writing by Acquiror and the Company (the “Incentive Equity Plan”), to be effective as of the Closing or as otherwise set forth in the applicable plan document. Prior to the Closing Date, Acquiror shall adopt, subject to approval of the stockholders of Acquiror, an employee stock purchase plan, in a form mutually agreed to by the Parties, with such changes as may be agreed to in writing by Acquiror and the Company (the “ESPP”), to be effective as of the Closing or as otherwise set forth in the applicable plan document. Within two Business Days following the expiration of the 60 day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and the ESPP remain outstanding.

Section 7.07 Acquiror Bylaws and Charter. At the Effective Time (subject to approval by the stockholders of Acquiror of the same), Acquiror shall adopt the Acquiror Charter and the Acquiror Bylaws.

Section 7.08 Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.09 National Securities Exchange Listing. From the date hereof through the Effective Time, Acquiror shall ensure that the Acquiror Common Stock remains listed as a public company on the Selected National Securities Exchange, and shall prepare and submit to the Selected National Securities Exchange a listing application, if required under the Selected National Securities Exchange rules (if applicable), covering the shares of Acquiror Common Stock issuable in the Transactions, and shall use its reasonable best efforts to (a) obtain approval for the listing of such shares of Acquiror Common Stock and (b) cause Acquiror to satisfy all applicable continuing listing requirements of the Selected National Securities Exchange, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the First Effective Time, and in each of case (a) and (b), the Company Parties shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.10 Employee Benefits.

(a) Comparability. For a period of 12 months following the Closing Date (or, if earlier, until the date of termination of the applicable Continuing Employee), Acquiror shall or shall cause the Surviving Entity or its appropriate Subsidiaries to provide each current employee of any Company Party as of immediately prior to the Closing (each, a “Continuing Employee”) with (i) annual base salary or hourly wage rate, as applicable, and target annual cash incentive compensation opportunities (excluding any change in control, retention, equity or equity-based or special or one-time incentive compensation) that are no less favorable in the aggregate to the annual base salary or hourly wage rate, as applicable, and target annual cash incentive compensation opportunities (excluding any change in control, retention, equity or equity-based or special or one-time incentive compensation), respectively, provided to such Continuing Employee immediately prior to the Closing Date, and (ii) employee benefits (other than equity or equity-based compensation, incentive, retention, bonus or transaction compensation, nonqualified deferred compensation, severance, defined benefit pension, or retiree welfare benefits) that are substantially comparable in the aggregate to such Continuing Employee to those provided to such Continuing Employee immediately prior to the Closing Date under the Company Party Benefit Plans set forth on Schedule 4.14(a).

(b) Service Credit. From and after the Closing, Acquiror shall use commercially reasonable efforts to cause the Surviving Entity to give or cause to be given to each Continuing Employee credit for years of service with any Company Party for purposes of eligibility to participate, vesting of employer 401(k) plan contributions, level of severance and vacation/paid time off, but not for benefit accrual purposes under any defined benefit pension plan, under each employee benefit plan, program or arrangement established or maintained by Acquiror under which Continuing Employees are eligible to participate on or after the Closing (“New Plan”) to the same extent and for the same purpose as such years of service with the applicable member of the Company Group or any predecessor thereof was credited on or prior to the Closing under the corresponding Company Party Benefit Plan in which such Continuing Employee participated immediately prior to the Closing; provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of benefits for the same period of service.

(c) Pre-Existing Conditions/Copayment Credit. With respect to each New Plan that is a group health benefit plan in which any Continuing Employee or spouse or dependent thereof is be eligible to participate on or after the Closing and in the plan year in which the Closing occurs, Acquiror shall use commercially reasonable efforts to (i) waive, or cause its Affiliates or insurance carrier to waive, all limitations as to preexisting conditions, actively-at-work requirements, and waiting periods, if any, with respect to participation and coverage requirements applicable to each Continuing Employee or spouse or dependent thereof, under such New Plan, to the same extent satisfied or waived under the corresponding Company Party Benefit Plan in which such Continuing Employee participated immediately prior to the Closing, and (ii) during the plan year in which the Closing occurs, provide or cause its Subsidiaries to provide credit to each Continuing Employee or eligible spouse or dependent thereof for any coinsurance, deductibles, and out-of-pocket expenses paid by such Continuing Employee or eligible spouse or dependent thereof under the corresponding Company Party Benefit Plan to the same extent and for the same purpose as credited under the corresponding Company Party Benefit Plan as if such amounts had been paid under such New Plan.

(d) Limitations. The Company Parties and Acquiror acknowledge and agree that all provisions contained in this Section 7.10 are included for their sole benefit, and that nothing contained herein, express or implied, (i) is intended to confer any third-party beneficiary or other rights on any Person other than the Parties, (ii) create or confer any right to continued employment or engagement for any period, to any particular term or condition of employment or to continued receipt of any specific employee benefit, or (iii) shall constitute an establishment, termination, amendment to or any other modification of any New Plan, Company Party Benefit Plan or other benefit or compensation plan, program, policy, agreement or arrangement, or shall limit the right of Acquiror or any of its Affiliates to establish, amend, terminate or otherwise modify any New Plan, Company Party Benefit Plan or other benefit or compensation plan, program, policy, agreement or arrangement at any time.

Section 7.11 Section 280G Matters. Prior to the Closing Date, the Company Group will seek and use reasonable best efforts to obtain, from each individual who may be a “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) and who could receive or retain payments or benefits in connection with the Transactions contemplated by this Agreement that, separately or in the aggregate, could result in such individual’s receipt of “parachute payments” (within the meaning of Section 280G of the Code), a waiver of such individual’s right to receive or retain that portion of the payments or benefits that would result in such individual’s receipt of “parachute payments” (the “Waived Payments”) if the requisite stockholder approval under Section 280G(b)(5)(B) of the Code is not obtained. The Company Group then will solicit stockholder approval of the Waived Payments. No later than ten (10) Business Days before the Closing Date, the Company shall provide to Acquiror or its counsel drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the approval process and shall incorporate all of Acquiror’s reasonable comments.  Prior to the Closing Date, the Company shall deliver to Acquiror notification and evidence reasonably satisfactory to Acquiror that (a) a vote was solicited in conformance with Section 280G(b)(5) of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to the Waived Payments that were subject to the stockholder vote, or (b) such stockholder approval was not obtained, and, as a consequence, the Waived Payments shall not be made or provided or retained to the extent they would cause any amounts to constitute “excess parachute payments” pursuant to Section 280G of the Code.

Article VIII

JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article IX). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (A) make all required filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within 20 Business Days) following the date of this Agreement and (B) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. Acquiror shall promptly inform the Company Parties of any communication between any Acquiror Party, on the one hand, and any Governmental Authority, on the other hand, and the Company Parties shall promptly inform Acquiror of any communication between a Company Party, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, (x) the Parties agree to request early termination of all waiting periods applicable to the Transactions under the HSR Act, and (y) each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Parties. The Company will pay all filing fees in connection with the HSR Act when due. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.01 or any other provision of this Agreement obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities or assets of a Company Party or any of their respective Subsidiaries or any entity or asset of such Party or any of its Affiliates or any other Person or (ii) terminate, amend or assign any existing relationships and contractual rights or obligations. No Party shall agree to any of the measures in the foregoing sentence with respect to any other Party or any of its Affiliates, except with each of the other Parties’ prior written consent. During the Interim Period, the Acquiror Parties, on the one hand, and the Company Parties, on the other hand, shall give counsel for the Company (in the case of any Acquiror Party) or Acquiror (in the case of the Company Parties), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with, in the case of Acquiror, the Company, or, in the case of a Company Party, Acquiror, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of Acquiror, the Company, or, in the case of a Company Party, Acquiror, the opportunity to attend and participate in such meeting or discussion.

(b) Notwithstanding anything to the contrary in the Agreement, (i) if this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall the Acquiror Parties or Company Parties be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which a Company Party is a party.

(c) During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a representative of an Acquiror Party) or, in the case of the Company, any member of the Company Group or any of their respective Representatives (in their capacity as a representative of a member of the Company Group). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation (subject to a customary joint defense agreement), (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, Acquiror shall, subject to and without limiting the covenants and agreements, and the rights of the Company, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation commenced against any of the Acquiror Parties or any of their respective Representatives (in their capacity as a representative of an Acquiror Party), and the Company shall, subject to and without limiting the covenants and agreements, and the rights of Acquiror, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation commenced against any member of the Company Group or any of their respective Representatives (in their capacity as a representative of a member of the Company Group); provided, however, that in no event shall any Party settle or compromise any Transaction Litigation without the prior written consent of the other Parties hereto (not to be unreasonably withheld, conditioned or delayed).

Section 8.02 Registration Statement; Proxy Statement / Prospectus; Special Meeting.

(a) Registration Statement; Proxy Statement / Prospectus.

(i) As promptly as reasonably practicable following the execution and delivery of this Agreement, Acquiror shall, in accordance with this Section 8.02(a) (and the Company will reasonably cooperate (including causing each of its Subsidiaries and Representatives to reasonably cooperate) with Acquiror, and provide to Acquiror all information regarding such Company Party, its Affiliates and its business that is necessary therefor), prepare and file with the SEC, in preliminary form, a registration statement on Form S-4 or other applicable form (the “Registration Statement”) pursuant to which shares of Acquiror Common Stock issuable in the First Merger will be registered with the SEC, which shall include a joint proxy statement in connection with the Transactions (the “Proxy Statement / Prospectus”) to be sent to the stockholders of Acquiror and the Company in advance of the Special Meeting, for the purpose of, among other things: (A) providing Acquiror’s stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock by tendering such shares for redemption not later than two Business Days prior to the originally scheduled date of the Special Meeting (the “Acquiror Stockholder Redemption”); (B) soliciting proxies from holders of Acquiror Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of the Acquiror Stockholder Matters; and (C) providing the Company’s stockholders with information regarding the transactions contemplated hereby in connection with making a determination as to whether to approve this Agreement and the transactions contemplated hereby. The Proxy Statement / Prospectus will comply as to form and substance with the applicable requirements of the SEC and the rules and regulations thereunder and remain effective as long as is necessary to consummate the Transactions. Acquiror shall (I) file the definitive Proxy Statement / Prospectus with the SEC and (II) cause the Proxy Statement / Prospectus to be mailed to its stockholders of record, as of the record date to be established by the Acquiror Board in accordance with Section 8.02(b) and the stockholders of the Company identified to Acquiror by the Company, as promptly as practicable (but in no event less than five Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) if the preliminary Proxy Statement / Prospectus is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) if the preliminary Proxy Statement / Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”).

(ii) Prior to filing with the SEC, Acquiror will make available to the Company and its counsel drafts of the Proxy Statement / Prospectus and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement / Prospectus or such other document and will provide the Company and its counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith, including by participating with Acquiror or its counsel in any scheduled discussions or meetings with the SEC (to the extent permitted by the SEC). Acquiror shall not file any such documents with the SEC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company promptly after it receives notice thereof, of: (A) the time when the Proxy Statement / Prospectus has been filed; (B) if the preliminary Proxy Statement / Prospectus is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) if the preliminary Proxy Statement / Prospectus is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement / Prospectus; (E) any request by the SEC for amendment of the Proxy Statement / Prospectus; (F) any comments from the SEC relating to the Proxy Statement / Prospectus and responses thereto; (G) requests by the SEC for additional information; and (H) the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose. Acquiror shall respond to any SEC comments on the Proxy Statement / Prospectus as promptly as practicable and shall use its reasonable best efforts to have the Proxy Statement / Prospectus cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company Parties and their respective counsel drafts of any such response and provide the Company Parties and their respective counsel with a reasonable opportunity to comment on such drafts, including by participating with Acquiror or its counsel in any scheduled discussions or meetings with the SEC (to the extent permitted by the SEC).

(iii) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement / Prospectus so that the Proxy Statement / Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and Acquiror shall promptly file an amendment or supplement to the Proxy Statement / Prospectus containing such information. Each Company Party will provide to Acquiror all information regarding such Company Party, its Affiliates and its business that is necessary for any filing contemplated by the immediately preceding sentence. If, at any time prior to the Closing, a Company Party discovers any information, event or circumstance relating to such Company Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement / Prospectus so that the Proxy Statement / Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Company Party shall promptly inform Acquiror of such information, event or circumstance and provide to Acquiror all information necessary to correct any such deficiencies.

(iv) Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by Acquiror for inclusion in the Proxy Statement / Prospectus. Each of Acquiror and each Company Party agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement / Prospectus or any other statement, filing, notice or application made by or on behalf of Acquiror, each Company Party, or their respective Affiliates to any regulatory authority (including the Selected National Securities Exchange, if applicable) in connection with the Transactions.

(b) Special Meeting.

(i) Acquiror will take, in accordance with applicable Law, applicable national exchange listing rules and its Organizational Documents, all action necessary to duly convene and hold a meeting of its shareholders (the “Special Meeting”) as promptly as reasonably practicable after the Proxy Clearance Date (and will establish a record date for, give notice of and commence the mailing of the Proxy Statement / Prospectus to the stockholders of Acquiror as promptly as practicable after the Proxy Clearance Date), to (i) consider and vote upon the approval of the Acquiror Stockholder Matters and to cause such vote to be taken and (ii) provide stockholders of Acquiror with the opportunity to elect to effect the Acquiror Share Redemption.  Acquiror may only elect to postpone or adjourn such meeting if (x) a postponement or adjournment is required by Law, or (y) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement / Prospectus) there are insufficient shares of Acquiror Common Stock represented (either in person or by proxy) and voting to approve the Acquiror Stockholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting. Acquiror shall, following the Proxy Clearance Date, use its reasonable best efforts to solicit from its stockholders proxies in favor of the Acquiror Stockholder Matters and shall include in the Proxy Statement / Prospectus the Acquiror Board Recommendation. Acquiror shall keep the Company Parties reasonably informed regarding all matters relating to the Acquiror Stockholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions.

Section 8.03 Exclusivity.

(a) During the Interim Period, the Company shall not take, nor shall the Company permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror or any of its Affiliates or Representatives) concerning any merger or similar business combination transaction or sale of substantially all of the assets involving a Company Party, taken as a whole (other than immaterial assets), or any other transaction that would prohibit or materially delay the Transactions or would reasonably likely result in a prohibited delay (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a) or (ii) any action in connection with a public offering of any Equity Securities of such Company Party or any of its Subsidiaries (or any Affiliate or successor of such Company Party or any of its Subsidiaries). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to an Acquisition Transaction.

(b) During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company Parties, their respective stockholders or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving Acquiror (a “Alternate Business Combination Proposal”) other than with the Company, its stockholders and its Affiliates and Representatives; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to an Alternate Business Combination Proposal.

Section 8.04 Tax Matters.

(a) Intended Tax Treatment.

(i) For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Mergers (along with other relevant transactions) will qualify for the Intended Income Tax Treatment. The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any Action, audit, or other similar proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of state or local Law). Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority.

(ii) No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(iii) The Acquiror Parties and the Company Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(b) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne and paid by the Company. The Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Transactions.

Section 8.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. Each Company Party acknowledges that Acquiror shall, with the prior written consent of the Company, be entitled to disclose any information to potential sources of financing in connection with obtaining a committed equity financing facility, which information may include Confidential Information (as defined in the Confidentiality Agreement).

(b) Subject to Section 8.05(c), none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the other Parties, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow (A) the Company, if the disclosing party is Acquiror, or (B) Acquiror, if the disclosing party is the Company (prior to the Closing), to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.05(b), and (iii) to Governmental Authorities in connection with any Consents required to be made under this Agreement or in connection with the Transactions. Notwithstanding anything to the contrary in this Section 8.05(b) or otherwise in this Agreement, the Parties agree that the Sponsor, Acquiror and their respective Representatives may provide general information about the subject matter of this Agreement and the Transactions to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, in each case, so long as such recipients are obligated to keep such information confidential.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Parties prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement. Promptly after the execution of this Agreement (but in any event within four Business Days thereafter), Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith. The Company, Acquiror and the Sponsor shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the Closing (but in any event within four Business Days after the Closing), Acquiror shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which the Sponsor shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider in good faith such comments. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing. If this Agreement is validly terminated in accordance with Article X, any press release regarding such termination issued by the Company, Acquiror or the Sponsor will be in a form mutually agreed upon by the Company, Acquiror and the Sponsor.

Section 8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 8.07 Qualification as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing, use its reasonable best efforts to: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.08 Extension of Time Period to Consummate a Business Combination.

(a) If Acquiror and the Company determine in good faith that it is probable that the Mergers will be consummated after March 11, 2023, Acquiror shall prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of its shareholders for a proposal (the “Extension Proposal”) to amend the Acquiror Charter to extend the deadline by which Acquiror is required to consummate its initial Business Combination (the “Business Combination Deadline”) by at least an additional six (6) months, from March 12, 2023 to at least September 12, 2023.

(b) The Extension Proxy Statement will comply as to form and substance with the applicable requirements of the SEC and the rules and regulations thereunder and remain effective as long as is necessary approve the Extension Proposal. Acquiror shall (I) file the definitive Extension Proxy Statement with the SEC and (II) cause the Extension Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Acquiror Board in accordance with Section 8.08(f), as promptly as practicable (but in no event less than five Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) if the preliminary Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) if the preliminary Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Extension Proxy Clearance Date”).

(c) Prior to filing with the SEC, Acquiror will make available to the Company and its counsel drafts of the Extension Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Extension Proxy Statement or such other document and will provide the Company and its counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith, including by participating with Acquiror or its counsel in any scheduled discussions or meetings with the SEC (to the extent permitted by the SEC). Acquiror shall not file any such documents with the SEC without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company promptly after it receives notice thereof, of: (A) the time when the Extension Proxy Statement has been filed; (B) if the preliminary Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) if the preliminary Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Extension Proxy Statement; (E) any request by the SEC for amendment of the Extension Proxy Statement; (F) any comments from the SEC relating to the Extension Proxy Statement and responses thereto; (G) requests by the SEC for additional information; and (H) the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose. Acquiror shall respond to any SEC comments on the Extension Proxy Statement as promptly as practicable and shall use its reasonable best efforts to have the Extension Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company Parties and their respective counsel drafts of any such response and provide the Company Parties and their respective counsel with a reasonable opportunity to comment on such drafts, including by participating with Acquiror or its counsel in any discussions or meetings with the SEC (to the extent permitted by the SEC).

(d) If, at any time prior to the Extension Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Extension Proxy Statement so that the Extension Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Extension Proxy Statement containing such information. Each Company Party will provide to Acquiror all information regarding such Company Party, its Affiliates and its business that is necessary for any filing contemplated by the immediately preceding sentence. If, at any time prior to the Closing, a Company Party discovers any information, event or circumstance relating to such Company Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Extension Proxy Statement so that the Extension Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Company Party shall promptly inform Acquiror of such information, event or circumstance and provide to Acquiror all information necessary to correct any such deficiencies.

(e) Each of Acquiror and each Company Party agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Extension Proxy Statement.

(f) Acquiror will take, in accordance with applicable Law, NYSE rules and its Organizational Documents, all action necessary to duly convene and hold a meeting of its shareholders (the “Extension Meeting”) as promptly as reasonably practicable after the Extension Proxy Clearance Date but for a date in no event later than ten (10) days prior to the Business Combination Deadline (and will establish a record date for, give notice of and commence the mailing of the Extension Proxy Statement to the stockholders of Acquiror as promptly as practicable after the Extension Proxy Clearance Date), to (i) consider and vote upon the approval of the Extension Proposal and to cause such vote to be taken and (ii) provide stockholders of Acquiror with the opportunity to elect to effect the Acquiror Share Redemption. Acquiror shall, through the Acquiror Board, recommend to its stockholders the approval of the Extension Proposal, and include such recommendation in the Extension Proxy Statement.

(g) To the fullest extent permitted by applicable Law, Acquiror agrees that if the Extension Proposal shall not have been obtained at any such Extension Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.08, and hold additional Extension Meetings in order to obtain approval for the Extension Proposal. Acquiror may only adjourn the Extension Meeting (i) to solicit additional proxies for the purpose of obtaining approval for the Extension Proposal, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Acquiror prior to the Extension Meeting, (iv) to allow reasonable additional time to reduce the number of shares of Acquiror Class A Common Stock as to which the holders thereof have elected to effect a redemption thereof, or (v) with the prior written consent of the Company; provided, that the Extension Meeting (A) may not be adjourned to a date that is more than ten (10) days after the date for which the Extension Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (B) shall be held no later than ten (10) days prior to the Business Combination Deadline; provided, that following the adjournment, the rescheduled Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, Acquiror shall have sufficient time to effectuate the amendment of the Acquiror Charter.

(h) As promptly as reasonably practicable following the approval of the Extension Proposal by the requisite holders of shares of Acquiror Common Stock (and in any event, within two Business Days thereafter), Acquiror shall file with the applicable Governmental Authority or Authorities the amendment to its Acquiror Charter as contemplated by the Extension Proposal and shall deliver to the Company evidence thereof.

Section 8.09 Available Cash. Each of Acquiror and the Company may pursue such third-party financing arrangements that the parties may mutually agree to seek in connection with the transactions contemplated by this Agreement in order to satisfy the condition set forth in Section 9.01(f) (it being understood and agreed that the consummation of any such other additional financing arrangements by the Company or Acquiror shall be subject to the parties’ mutual agreement and the terms of this Agreement), including equity and debt financing transactions and/or non-redemption back-stop or forward purchase arrangements with beneficiaries of funds deposited in the Trust Account.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the Acquiror and the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) Regulatory Approvals. All approvals, consents or licenses with or required by any Governmental Authority related to or necessary to consummate the Transactions, including under the HSR Act and as may be required by OFAC, shall have been obtained (or, in the case of OFAC, Acquiror and the Company shall have received confirmation that no approval, consent or license is necessary or required) and all applicable waiting or other periods (and any extensions thereof) with respect thereto shall have expired or been terminated, as applicable.

(b) No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction and having jurisdiction over the Parties with respect to the Transactions enjoining, prohibiting, or making illegal the consummation of the Transactions.

(c) Stockholder Approval. Each of the Required Acquiror Stockholder Approval and the Required Company Stockholder Approval shall have been obtained.

(d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(e) National Securities Exchange. The Acquiror Common Stock shall be listed or have been approved for listing on the Selected National Securities Exchange, subject only to official notice of issuance thereof.

(f) Available Cash. The Available Cash at Closing shall be no less than $40,000,000.

Section 9.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.01 (Corporate Organization of the Company), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization) and Section 4.06 (Current Capitalization) and Section 4.07 (Capitalization of Subsidiaries) (collectively, the “Company Group Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii) Since date of this Agreement, no Company Material Adverse Effect has occurred that is continuing.

(iii) Each of the representations and warranties contained in Article IV (other than the Company Group Specified Representations) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.02(b), a covenant or agreement of the Company shall only be deemed to have not been performed if the Company, has materially breached such covenant or agreement and failed to cure within ten (10) days after written notice of such breach has been delivered to the Company (or if earlier, the Termination Date).

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

Section 9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.07 (Trust Account), Section 5.08 (Brokers’ Fees) and Section 5.12 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(ii) Each of the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.07 (Trust Account), Section 5.08 (Brokers’ Fees) and Section 5.12 (Capitalization) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.03(b), a covenant or agreement of the Acquiror Parties shall only be deemed to have not been performed if the Acquiror Parties have materially breached such covenant or agreement and failed to cure within ten days after written notice of such breach has been delivered to Acquiror (or if earlier, the Termination Date).

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

Section 9.04 Frustration of Conditions. A Party may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

Article X
TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:

(a) by mutual written agreement of Acquiror and the Company;

(b) by either Acquiror or the Company, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers and in the case of any such Governmental Order, such Governmental Order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

(c) by Acquiror or the Company, if the Effective Time has not occurred by 11:59 p.m., Eastern Time, on March 10, 2023 (the “Termination Date”); provided, that the Termination Date shall be automatically extended (i) to May 31, 2023, should the Acquiror receive an extension of its expiration date set forth in the Acquiror Organizational Documents, and (ii) for an additional 60 days to the extent there is any delay to the applicable waiting or review periods, or any extension thereof, by any Governmental Authority or NYSE (including any specific request from any Governmental Authority or NYSE to delay filings or for additional time to review the Transactions) that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the Transactions or issuance of clearance or approval from such Governmental Authority; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Mergers to be consummated by such times;

(d) by either Acquiror or the Company, if Acquiror fails to obtain the Required Acquiror Stockholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its stockholders following any adjournment or postponement thereof);

(e) by Acquiror, if the Company fails to obtain the Required Company Stockholder Approval in accordance with Section 6.06;

(f) by Acquiror, if the Company has not consummated (including funding) Bridge Financing of at least $5,000,000 by January 15, 2023;

(g) by Acquiror, if the Company has not entered into definitive documentation with a third party(ies) by January 15, 2023, pursuant to which the Company will, at Closing, have immediately available funds sufficient to satisfy the condition precedent in Section 9.01(f);

(h) by Acquiror, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 15th day following receipt of written notice from Acquiror of such breach or failure to perform; provided, that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(h) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied; or

(i) by the Company, if any Acquiror Party has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied and (B) is not capable of being cured by the by the Termination Date or, if capable of being cured by the Termination Date, is not cured by such Acquiror Party, as applicable, before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 15th day following receipt of written notice from the Company of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(i) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, if this Agreement terminates pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any fraud or any willful and knowing material breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the Effective Time, Acquiror and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that each Acquiror Party shall be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of Acquiror or the Company to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed if receipt is confirmed by the recipient, addressed as follows:

(a) If to any Acquiror Party prior to the Closing, or to Acquiror after the Effective Time:

Forest Road Acquisition Corp. II
1177 Avenue of the Americas, 5th Floor
New York, NY 10036
Attention: Zachary Tarica; Jeremy Tarica; Idan Shani
E-mail: zachary@forestroadco.com; jeremy@forestroadco.com; idan@forestroadco.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
2049 Century Park East, Suite 3700
Los Angeles, CA 90067
Attention: Monica J. Shilling, P.C.
Email: monica.shilling@kirkland.com

and

Kirkland & Ellis LLP
4550 Travis Street
Dallas, TX 75205
Attention: Michael Considine, P.C.
Email: mpconsidine@kirkland.com

(b) If to the Company prior to the Closing, to:

Hyperloop Transportation Technologies, Inc.
11844 Jefferson Blvd.

Los Angeles, CA 90230
Attn: Andrés de León
E-mail: andres@hyperloop.global

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
1999 Avenue of the Stars, 27th Floor
Century City, CA 90067
Attn: David Hernand
Email: David.Hernand@paulhastings.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) if the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14.

Section 11.05 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, the Surviving Entity shall bear and pay at or promptly after Closing all Transaction Expenses.

Section 11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements (together with the Schedules and Exhibits thereto), and the Non-Disclosure Agreement, by and between the Company and Cohen & Company Financial Management, LLC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreements.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors or managers (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) Acquiror and the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of Acquiror nor the Company, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13, shall be required to provide any bond or other security in connection with any such injunction.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Acquiror Parties or Company Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XI.

Section 11.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company Parties in connection with the Transactions; (c) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of the Acquiror Parties; (d) except for the representations and warranties in Article IV by the Company Parties and the representations and warranties in Article V by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company Parties and the representations and warranties in Article V by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of fraud or willful misconduct committed by such Party.

Section 11.17 Legal Representation.

(a) Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Entity) (all such parties, the “Paul Hastings Waiving Parties”), that Paul Hastings LLP (“Paul Hastings”) may represent the stockholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror or its Subsidiaries) (collectively, the “Paul Hastings WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any other Transaction Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Paul Hastings Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Paul Hastings Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Paul Hastings’ prior representation of the Company, its Subsidiaries or of Paul Hastings Waiving Parties. Acquiror and the Company, for itself and the Paul Hastings Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Paul Hastings WP Group, on the one hand, and Paul Hastings, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Entity notwithstanding the Mergers, and instead survive, remain with and are controlled by the Paul Hastings WP Group (the “Paul Hastings Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Paul Hastings Privileged Communications, whether located in the records or email server of the Surviving Entity and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Paul Hastings Privileged Communications, by virtue of the Mergers.

(b) Each of Acquiror and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Entity) (all such parties, the “Kirkland & Ellis Waiving Parties”), that Kirkland & Ellis LLP (“Kirkland & Ellis”) may represent the stockholders or holders of other equity interests of the Sponsor or of Acquiror or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Kirkland & Ellis WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any other Transaction Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Kirkland & Ellis Waiving Parties. Each of Acquiror and the Company, on behalf of itself and the Kirkland & Ellis Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Kirkland & Ellis’s prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Kirkland & Ellis Waiving Parties. Each of Acquiror and the Company, for itself and the Kirkland & Ellis Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, Acquiror, or its Subsidiaries, or any other member of the Kirkland & Ellis WP Group, on the one hand, and Kirkland & Ellis, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Entity notwithstanding the Mergers, and instead survive, remain with and are controlled by the Kirkland & Ellis WP Group (the “Kirkland & Ellis Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Kirkland & Ellis Privileged Communications, whether located in the records or email server of Acquiror and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Kirkland & Ellis Privileged Communications, by virtue of the Mergers.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

FOREST ROAD ACQUISITION CORP. II

By:	/s/ Zachary Tarica
Name:	Zachary Tarica
Title:	Chief Operating Officer

ARIEL MERGER SUB I, INC.

By:	/s/ Zachary Tarica
Name:	Zachary Tarica
Title:	Chief Operating Officer

ARIEL MERGER SUB II, LLC

By:	/s/ Zachary Tarica
Name:	Zachary Tarica
Title:	Chief Operating Officer

Signature Page to Agreement and Plan of Merger

HYPERLOOP TRANSPORTATION TECHNOLOGIES, INC.

By:	/s/ Andres de Leon
Name:	Andres de Leon
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Acquiror Charter

[See attached.]

Exhibit A to Agreement and Plan of Merger

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HYPERLOOP TRANSPORTATION TECHNOLOGIES, INC.

Hyperloop Transportation Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), by its [●], does hereby certify that:

ONE: The name of the Corporation is “Forest Road Acquisition Corp. II”. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on December 23, 2020 (the “Original Certificate”) with the name of “Forest Road Acquisition Corp. III”.

TWO: The Certificate of Amendment of Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 25, 2021 (the “Certificate of Amendment”) to change the name of the Corporation from “Forest Road Acquisition Corp. III” to “Forest Road Acquisition Corp. II”. The Original Certificate, as amended by the Certificate of Amendment, is referred to as the “Amended Certificate”.

THREE: The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 9, 2021 (the “First Amended and Restated Certificate”), which both restated and amended the provisions of the Amended Certificate.

FOUR: This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly approved by the Board of Directors of the Corporation and duly adopted by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time.

FIVE: This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

SIX: The text of the First Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

I.

The name of this corporation is Hyperloop Transportation Technologies, Inc. (the “Corporation”).

II.

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

IV.

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is [●] shares, [●] shares of which shall be Common Stock, having a par value per share of $0.0001, and [●] shares of which shall be Preferred Stock, having a par value per share of $0.0001.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of Preferred Stock may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the Preferred Stock of any other class or series. The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other classes or series at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any class or series of the Preferred Stock so authorized in accordance with this Second Amended and Restated Certificate of Incorporation. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

C. Voting Rights. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class or series thereof, as the case may be, it is further provided that:

A. Management of Business. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of the directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B. Election of Board of Directors.

1. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of the directors of the Corporation which shall constitute the entire Board of Directors shall initially be [●], and, thereafter, such number of the directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I directors of the Corporation shall be [ ]; the initial Class II directors of the Corporation shall be [ ]; and the initial Class III directors of the Corporation shall be [ ]. The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders to be held following the initial effectiveness of this Second Amended and Restated Certificate of Incorporation; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders following the initial effectiveness of this Second Amended and Restated Certificate of Incorporation; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders to be held following the initial effectiveness of this Second Amended and Restated Certificate of Incorporation. The mailing address of each person who is to serve initially as a director is c/o [ ]. At each succeeding annual meeting of stockholders, beginning with the first annual meeting of stockholders following the initial effectiveness of this Second Amended and Restated Certificate of Incorporation, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

2. No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

3. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

5. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Removal of Directors. Subject to any limitation imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any individual director or directors may be removed only with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all the then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors.

D. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

VI.

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

VII.

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Corporation; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation or any stockholder, to the Corporation or the Corporation’s stockholders; (iii) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation or any stockholder, arising out of or pursuant to any provision of the DGCL, this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation or any stockholder, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VII.

VIII.

A. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

B. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws of the Corporation, and no action shall be taken by the stockholders by written consent or electronic transmission.

IX.

A. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of an Exempted Person (as defined below) and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) an Exempted Person and its Affiliates, including (1) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (2) any of its limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (x) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (y) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Exempted Person, Non-Employee Director or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. Neither (i) any Exempted Person nor (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (other than the Corporation, any of its subsidiaries or their respective officers or employees) (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any fiduciary duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage in or (2) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other Person (other than the Corporation or any of its subsidiaries), and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of this Article IX. Subject to Section C of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder or director of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries (or its Affiliates).

C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section B of this Article IX shall not apply to any such corporate opportunity.

D. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E. For purposes of this Article IX, (i) “Affiliate” means (1) in respect of an Exempted Person, any Person that, directly or indirectly, is controlled by such Exempted Person, controls such Exempted Person or is under common control with such Exempted Person and shall include any principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (2) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (3) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation, (ii) “Exempted Person” means Forest Road Acquisition Sponsor II LLC and its Affiliates, and (iii) “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

X.

A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article X, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII, VIII, IX and X.

* * * *

In Witness Whereof, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its [●] this [●] day of [●], [●].

By:
Name:
Title:

Signature Page to Second Amended and Restated Certificate of Incorporation of

Hyperloop Transportation Technologies, Inc.

Exhibit B

Form of Acquiror Bylaws

[See attached.]

Exhibit B to Agreement and Plan of Merger

AMENDED AND RESTATED BYLAWS

OF

Hyperloop Transportation Technologies, Inc.

(A DELAWARE CORPORATION)

i

TABLE OF CONTENTS

(continued)

ii

BYLAWS

OF

Hyperloop Transportation Technologies, Inc.

(A DELAWARE CORPORATION)

ARTICLE I

Offices

Section 1. Registered Office. The registered office of Hyperloop Transportation Technologies, Inc. (the “corporation”) shall be located in such place as may be provided from time to time in the certificate of incorporation of the corporation (the “Certificate of Incorporation”). The registered office of the corporation may be changed from time to time by action of the Board of Directors of the corporation (the “Board of Directors”).

Section 2. Other Offices. The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

Corporate Seal

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

Stockholders’ Meetings

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations) or any supplement thereto; (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with the procedures below.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a description of all Derivative Transactions (as defined below) by such nominee during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions, (6) a written statement executed by such nominee that such nominee agrees to tender an irrevocable resignation to the Secretary of the corporation, to be effective upon such person’s failure to receive the required vote for re-election in any uncontested election at which such person would face re-election and acceptance of such resignation by the Board of Directors, (7) a written statement executed by such nominee that such nominee acknowledges that as a director of the corporation, such nominee will owe a fiduciary duty under Delaware law with respect to the corporation and its stockholders, (8) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among any Proponent (as defined below), on the one hand, and such nominee, such nominee’s affiliates and associates and any other persons with whom such nominee (or any of such nominee’s affiliates and associates) is acting in concert, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K, (9) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected), (10) such other information as the corporation may reasonably require such nominee to furnish in order for the corporation to determine the eligibility of such nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee, and (11) a written questionnaire, in the form required by the Secretary of the corporation, with respect to the background and qualifications of such nominee and the background and other relevant facts about the Proponent and each other person on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that, among other matters, such nominee: (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such potential nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed in such questionnaire; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in such questionnaire; (iii) would be in compliance, if elected or re-elected as a director, and will comply with, applicable law and all corporate governance, conflict of interest, confidentiality and other policies and guidelines of the corporation applicable to directors generally and publicly available (whether on the corporation’s website or otherwise) as of the date of such representation and agreement and (iv) intends to serve as a director for the full term for which such person is standing for election; and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. Any such update or supplement shall be delivered to the Secretary at the principal executive offices of the corporation not later than five (5) business days after the request by the corporation for subsequent information has been delivered to such stockholder.

(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment), and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting of the stockholders of the corporation; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting of the stockholders of the corporation for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) any proxy, contract, arrangement, understanding or relationship pursuant to which any Proponent or such Proponent’s nominee has a right to vote any class or series of shares of the corporation; (E) any direct or indirect interest of any Proponent or such Proponent’s nominee in any contract with the corporation, any affiliate of the corporation or any principal competitor of the corporation (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement); (F) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (G) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (H) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; (I) any pending or threatened litigation in which any Proponent is a party; (J) if such Proponent is not a natural person, the identity of the natural person or persons associated with such Proponent responsible for the formulation of and decision to propose the business to be brought before the meeting (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proponent, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the corporation and that reasonably could have influenced the decision of such Proponent to propose such business to be brought before the meeting of stockholders; (K) a certification regarding whether each Proponent has complied with all federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the corporation; (L) any other information relating to each Proponent that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for stockholder proposals pursuant to Section 14 of the 1934 Act; (M) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; (N) any significant equity interest in, or any Derivative Transaction with respect to, any principal competitor of the corporation held by any Proponent; and (O) in the case of director nominations being brought before an annual meeting, a written undertaking by such Proponent or the beneficial owner, if any, on whose behalf the nomination is made that such party will deliver, (i) at least 20 calendar days before the annual meeting, a copy of its definitive proxy statement and form of proxy or (ii) at least 40 calendar days before the annual meeting a Notice of Internet Availability of Proxy Materials that would satisfy the requirements of Rule 14a-16(d) of the Exchange Act, in each case, to holders of at least 67% of the voting power of all of the shares of capital stock of the corporation entitled to vote generally in the election of directors.

For purposes of this Section 5, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(w) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation,

(x) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation,

(y) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or

(z) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation,

which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(c) A stockholder providing written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

(d) Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors of the Board of Directors is increased and there is no public announcement of the appointment of a director, or, if no appointment was made, of the vacancy, made by the corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(iii), a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation. In no event shall an adjournment or a postponement of an annual meeting of the stockholders of the corporation for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(e) A person shall not be eligible for election or re-election as a director, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a). Further, no business shall be conducted at an annual meeting of the stockholders except business brought before such annual meeting in accordance with this Section 5. Except as otherwise required by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the requirements and representations in Sections 5(b)(iv)(F) and 5(b)(iv)(G), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received. Notwithstanding anything in these Bylaws to the contrary, unless otherwise required by law, if a Proponent intending to propose business or make nominations at an annual meeting of the stockholders (or a qualified representative of the Proponent) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been solicited or received.

(f) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii).

(g) For purposes of this Section 5,

(i) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and

(ii) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). A special meeting may not be called by any other person or person(s).

(b) The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c).

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing (including by electronic transmission), of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given as of the sending time recorded at the time of transmission. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by their attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws or by applicable stock exchange rules, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or by applicable stock exchange rules, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment And Notice Of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, their act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List of Stockholders. The Secretary shall prepare and make a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days ending on the day before the meeting date, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.

Section 13. Inspector of Election. Before any meeting of stockholders, the Board of Directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one or three. Inspectors may be employees of the corporation or otherwise serve the corporation in other capacities. If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy; provided further that, in any case, if no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint at least one inspector to act at the meeting.

Each inspector, before entering upon the discharge of their duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of their ability. Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies;

(ii) receive votes, ballots or consents;

(iii) hear and determine all challenges and questions in any way arising in connection with the right to vote;

(iv) count and tabulate all votes or consents;

(v) determine when the polls shall close;

(vi) determine the result;

(vii) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots; and

(viii) do any other acts that may be proper to conduct the election or vote with fairness to all stockholders.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

Section 14. Action Without Meeting.

No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.

Section 15. Organization.

(a) At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the President, or, if the President is absent, a chairperson of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall act as chairperson. The Secretary, or, in their absence, an Assistant Secretary or other officer or other person directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, with consultation by the Lead Independent Director (as defined below), rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

Directors

Section 16. Number And Term Of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. Each director shall serve until their successor is duly elected and qualified or until their earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 17. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 18. Board of Directors. Notwithstanding the provisions of this section, each director shall serve until their successor is duly elected and qualified or until their earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 19. Vacancies. Subject to any limitation imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, vacancies shall be filled in the manner provided by the Certificate of Incorporation.

Section 20. Resignation. Any director may resign at any time by delivering their notice in writing (including by electronic transmission) to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, it shall be deemed effective at the time of delivery to the Secretary.

Section 21. Removal. Subject to any limitation imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, directors may only be removed as expressly provided in the Certificate of Incorporation.

Section 22. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or a majority of the authorized number of directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing (including by electronic transmission) at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 23. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except as provided in Section 19 (Vacancies) with respect to filling vacancies on the Board of Directors or except with respect to questions related to indemnification arising under Section 45 for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 24. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing (including by electronic transmission), and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 25. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors and equity awards for service as directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 26. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of applicable law and stock exchange rules and any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 26, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of their death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee and subject to the requirements of applicable law and stock exchange rules, the member or members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 26 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any Director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing (including by electronic transmission) at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 27. Lead Independent Director. The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will: serve as chairperson of Board of Directors meetings in the absence of the Chairperson of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and coordinate the activities of the other independent directors and perform such other duties as may be established or delegated by the Chairperson of the Board of Directors.

Section 28. Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in their absence, any Assistant Secretary or other officer or director or other person directed to do so by the Chairperson of the Board, the Lead Independent Director or the President, shall act as secretary of the meeting.

ARTICLE V

Officers

Section 29. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint a Controller and one or more Assistant Secretaries, Assistant Treasurers, and Assistant Controllers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 30. Tenure And Duties Of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders (subject to Section 15) and at all meetings of the Board of Directors, unless the Chairperson of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders (subject to Section 15) and at all meeting of the Board of Directors, unless the Chairperson of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 31. Delegation Of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32. Resignations. Any officer may resign at any time by giving notice in writing (including by electronic transmission) to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent in writing (including by electronic transmission) of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

Execution Of Corporate Instruments And Voting Of Securities Owned By The Corporation

Section 34. Execution Of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 35. Voting Of Securities Owned By The Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

Shares Of Stock

Section 36. Form And Execution Of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock, if any, of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by them in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if they were such officer, transfer agent, or registrar at the date of issue.

Section 37. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

(c) The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 39. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 40. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

Other Securities Of The Corporation

Section 41. Execution Of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 36), may be signed by the Chairperson of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal (if any) impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature or electronic signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures or electronic signatures of the persons signing and attesting the corporate seal (if any) on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures or electronic signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed or electronically signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile or electronic signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile or electronic signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

Dividends

Section 42. Declaration Of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 43. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

Fiscal Year

Section 44. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

Indemnification

Section 45. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 45.

(b) Other Officers, Employees and Other Agents. The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that they are or were a director or executive officer, of the corporation, or are or were serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in their capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to subsection (e) of this Section 45, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that their conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because they have met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h) Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j) Certain Definitions. For the purposes of this Section 45, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as they would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner they reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

ARTICLE XII

Notices

Section 46. Notices.

(a) Notice To Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by US mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice To Directors. Any notice required to be given to any director may be given by the method stated in subsection (a) of this Section 46, as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit Of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice To Person With Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 47. Amendments. Subject to the limitations set forth in Section 45(h) or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

Loans To Officers

Section 48. Loans To Officers. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

* * * *

Exhibit C

Form of Registration Rights Agreement

[See attached.]

Exhibit C to Agreement and Plan of Merger

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and among Hyperloop Transportation Technologies, Inc., a Delaware corporation (the “Company”) (formerly known as Forest Road Acquisition Corp. II, a Delaware corporation), Forest Road Acquisition Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), and the Pre-Closing Holders set forth on the signature pages hereto (the “HyperloopTT Holders” and, collectively with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of March 9, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of November 21, 2022 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Hyperloop Transportation Technologies, Inc., a Delaware corporation (“HyperloopTT”), and the other parties thereto;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Sponsor and the HyperloopTT Holders received shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;

WHEREAS, on March 9, 2021, the Company and the Sponsor entered into that certain Private Placement Warrants Purchase Agreement (the “Private Placement Warrants Purchase Agreement”), pursuant to which the Company issued to the Sponsor 6,000,000 warrants in a private placement transaction (the “Private Placement Warrants”) in connection with the closing of the Company’s initial public offering;

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is a Holder of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE i
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 6.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“HyperloopTT” shall have the meaning given in the Recitals.

“HyperloopTT Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean the letter agreement, dated as of March 9, 2021, by and among the Company, the Sponsor and the other parties thereto.

“Joinder” shall have the meaning given in Section 6.10.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Period” shall mean with respect to a party’s Lock-up Shares, the period ending on the earlier of (i) 180 days following the Closing Date and (ii) subsequent to the Closing, (A) if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar customary adjustments) for any five (5) trading days within any 10 trading day period or (B) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Lock-up Shares” shall mean (i) with respect to the Sponsor Holders and their respective Permitted Transferees, the shares of Common Stock and warrants for Common Stock (other than the Private Placement Warrants) held by the Sponsor Holders immediately following the Closing (other than shares of Common Stock acquired in the public market), and (ii) with respect to the HyperloopTT Holders and their respective Permitted Transferees, the shares of Common Stock and any other Registerable Security held by the HyperloopTT Holders immediately following the Closing (other than shares of Common Stock acquired in the public market).

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean (i) with respect to the Sponsor Holders and their respective Permitted Transferees, (A) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-up Period pursuant to the Insider Letter or Section 5.2, and (B) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (ii) with respect to the HyperloopTT Holders and their respective Permitted Transferees, (A) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-up Period pursuant to Section 5.2, and (B) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (iii) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Pre-Closing Holders” shall have the meaning given in the Merger Agreement.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (i) any outstanding shares of Common Stock or any other equity security (including warrants, options or convertible notes to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of such instruments and any other equity security, including the Private Placement Warrants) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); and (ii) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (i) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(1) such securities shall have been otherwise transferred, (2) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (3) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

i.	all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

ii.	fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

iii.	printing, messenger, telephone and delivery expenses;

iv.	reasonable fees and disbursements of counsel for the Company;

v.	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

vi.	in an Underwritten Offering or other offering involving an Underwriter, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Holders” shall mean the Sponsor and its Permitted Transferees who hold Registrable Securities.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II
REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. The Company agrees that it will file with the Commission (at the Company’s sole cost and expense) a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such filing) on a delayed or continuous basis no later than forty-five (45) calendar days after the Closing Date, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as reasonably practicable after the filing thereof, but no later than (i) the ninetieth (90th) calendar day following the filing thereof in the event the Commission reviews and has written comments to the Registration Statement, and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligations under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligations under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of a Sponsor Holder or a HyperloopTT Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as reasonably practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor Holders and the HyperloopTT Holders, respectively.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, a Holder or group of Holders (in such case, each, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Demanding Holders may demand not more than three (3) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period; provided, that, the Sponsor Holders shall be entitled to demand at least two (2) Underwritten Shelf Takedowns in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders (if any) have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided, that a Sponsor Holder or a HyperloopTT Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor Holders, the HyperloopTT Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided, that, if a Sponsor Holder or a HyperloopTT Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Sponsor Holder or such HyperloopTT Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) a Block Trade, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), each Holder that participates in such Underwritten Offering agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each Holder participating in any Underwritten Offering agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten or other coordinated registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (i) $50 million or (ii) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided, that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, (i) the Sponsor Holders or (ii) a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder in the aggregate may demand no more than two (2) Block Trades pursuant to this Section 2.4 in any twelve (12) month period.

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (i) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (ii) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided, further, that the Company will not include the name of any Holder or any information regarding any Holder not participating in such sale pursuant to such Registration unless required by the Commission or any applicable law, rules or regulations;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter, broker, placement agent or sales agent, as applicable, may reasonably request;

3.1.12 in the event of an Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or the managing Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable offering pursuant to such Registration.

3.2 Registration Expenses. Except as otherwise set forth in this Agreement, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.3, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (iii) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 shall be exercised by the Company, in the aggregate, on not more than two (2) occasions or for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case, during any twelve (12) month period.

3.4.4 Notwithstanding anything to the contrary set forth herein, the Company shall not provide any Holder with any material, nonpublic information regarding the Company other than to the extent that providing notice to such Holder hereunder constitutes material, nonpublic information regarding the Company.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided, that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V
LOCK-UP

5.1 Lock-up. Subject to Section 5.2, the Sponsor Holders and the HyperloopTT Holders each agree that they shall not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

5.2 Permitted Transferees.

5.2.1 Notwithstanding the provisions set forth in Section 5.1, the HyperloopTT Holders or their Permitted Transferees may Transfer their respective Lock-up Shares during the Lock-up Period (i) to (A) the Company’s officers or directors, (B) any affiliates or family members of the Company’s officers or directors, or (C) the HyperloopTT Holders or any direct or indirect partners, members or equity holders of the HyperloopTT Holders, any affiliates of the HyperloopTT Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or in the case of an individual or an entity, by gift to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of a HyperloopTT Holder’s organizational documents, upon dissolution of the such HyperloopTT Holder; (vi) pursuant to a court order, such as a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (vii) to the Company; or (viii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares Common Stock for cash, securities or other property subsequent to the Closing Date (provided that in the event that liquidation, merger, stock exchange, reorganization, tender offer is not completed, the undersigned’s Lock-up Shares shall remain subject to the lock-up restrictions set forth in Section 5.1 hereof); provided, however, that in the case of clauses (i) through (v) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Article V.

5.2.2 Notwithstanding the provisions set forth in Section 5.1, the Sponsor Holders or their Permitted Transferees may Transfer the Lock-up Shares during the applicable Lock-up Period (i) to (A) the Sponsor’s officers or directors, (B) any affiliates or family members of the Sponsor’s officers or directors, or (C) the Sponsor Holders or any direct or indirect partners, members or equity holders of the Sponsor Holders, any affiliates of the Sponsor Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or in the case of an individual or an entity, by gift to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of a Sponsor Holder’s organizational documents, upon dissolution of the such Sponsor Holder; (vi) to the Sponsor; or (vii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares Common Stock for cash, securities or other property subsequent to the Closing Date (provided that in the event that liquidation, merger, stock exchange, reorganization, tender offer is not completed, the undersigned’s Lock-up Shares shall remain subject to the lock-up restrictions set forth in Section 5.1 hereof); provided, however, that in the case of clauses (i) through (v) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Article V.

5.2.3 In order to enforce this Article V, the Company may impose stop-transfer instructions with respect to the Lock-up Shares until the end of the Lock-up Period.

5.2.4 For the avoidance of doubt, each Holder shall retain all of its rights as a stockholder of the Company with respect to the Lock-up Shares that constitute Common Stock during the Lock-up Period, including the right to vote any Lock-up Shares that such Holder is entitled to vote.

5.2.5 For purposes of this section, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended

ARTICLE VI
MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Hyperloop Transportation Technologies, Inc., 11844 Jefferson Blvd, Los Angeles, CA 90230, Attn: Andres de Leon, with copies to Paul Hastings LLP, 1999 Avenue of the Stars, 27th Floor, Los Angeles, CA 90067, Attn: David Hernand, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Sponsor Holders and the HyperloopTT Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that each of the Sponsor Holders shall be permitted to transfer its rights hereunder as the Sponsor Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Sponsor Holder (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees).

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2 and Section 4.1.1.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF DELAWARE.

6.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6 Amendments and Modifications. Upon the written consent of (i) the Company and (ii) the Holders of at least a majority of the total Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely effects the Sponsor Holders shall also require the written consent of a majority-in-interest of the Sponsor Holders; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Other Registration Rights. Other than as may be provided in the Private Placement Warrants Purchase Agreement, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as the Sponsor Holders and their affiliates hold, in the aggregate, at least twenty-five percent (25%) of the Registrable Shares directly held by the Sponsor Holders immediately following the Closing Date, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable or senior to those granted to the Holders hereunder (such rights, “Competing Registration Rights”) without the prior written consent of a majority-in-interest of the Sponsor Holders, such consent not to be unreasonably withheld, delayed or conditioned. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8 Term. This Agreement shall terminate on the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10 Joinder. Each person or entity who becomes a Holder pursuant to Section 6.2 hereof must execute a joinder to this Agreement in the form of Exhibit A attached hereto (a “Joinder”).

6.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

HYPERLOOP TRANSPORTATION TECHNOLOGIES, INC.,
a Delaware corporation

By:
Name:
Title:

Signature Page to Amended and Restated Registration Rights Agreement

HOLDERS:

Forest Road Acquisition Sponsor II LLC,
a Delaware limited liability company

By:
Name:
Title:

Signature Page to Amended and Restated Registration Rights Agreement

[Entity HyperloopTT Holder],
a [●]

By:
Name:
Title:

[Individual HyperloopTT Holder]

Signature Page to Amended and Restated Registration Rights Agreement

Exhibit A

Registration Rights Agreement Joinder

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●] (as the same may hereafter be amended, the “Registration Rights Agreement”), among Hyperloop Transportation Technologies, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Title:

Address:

Agreed and Accepted as of
____________, 20__

[Hyperloop Transportation Technologies, Inc.]

By:
Name:
Title:

Exhibit D

Form of Certificate of Merger I

[See attached.]

Exhibit D to Agreement and Plan of Merger

CERTIFICATE OF MERGER

OF

ariel Merger Sub I, Inc.,

a Delaware corporation,

WITH AND INTO

Hyperloop Transportation Technologies, Inc.,

a Delaware corporation

[●], 2023

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (“DGCL”), as amended, the undersigned hereby certifies the following relating to the merger (the “Merger”) of Ariel Merger Sub I, Inc., a Delaware corporation (the “Disappearing Corporation”), with and into Hyperloop Transportation Technologies, Inc., a Delaware corporation (the “Surviving Corporation”, and together with the Disappearing Corporation, collectively, the “Constituent Corporations”), with the Surviving Corporation remaining as the surviving corporation of the Merger:

FIRST: The names and states of formation of the Constituent Corporations are:

Name	State of Formation
Ariel Merger Sub I, Inc.	Delaware
Hyperloop Transportation Technologies, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of November 21, 2022 (the “Merger Agreement”), by and among Forest Road Acquisition Corp. II, a Delaware corporation, the Constituent Corporations and Ariel Merger Sub II, LLC, a Delaware limited liability company, has been approved, adopted, certified, executed and acknowledged by the Constituent Companies in accordance with Section 251 of the DGCL.

THIRD: Immediately following the Merger, the name of the Surviving Corporation shall be “Hyperloop Transportation Technologies, Inc.”

FOURTH: The certificate of incorporation of the Surviving Corporation in effect immediately prior to the effective time of the Merger shall be amended and restated in its entirety, effective as of immediately following the consummation of the Merger, substantially in the form set forth on Exhibit A attached hereto.

FIFTH: The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation at:

Hyperloop Transportation Technologies, Inc.

11844 Jefferson Blvd

Los Angeles, CA 90230

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

* * * * *

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer as of the date first written above.

Hyperloop Transportation Technologies, Inc.
a Delaware corporation

By:
Name:	[●]
Title:	[●]

Signature Page to Certificate of Merger

Exhibit A

Certificate of Incorporation

[See attached]

Exhibit E

Form of Certificate of Merger II

[See attached.]

Exhibit E to Agreement and Plan of Merger

CERTIFICATE OF MERGER

OF

Hyperloop Transportation Technologies, Inc.,

a Delaware corporation,

WITH AND INTO

Ariel Merger Sub II, LLC,

a Delaware limited liability company

[●], 2023

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law (“DGCL”) and Title 6, Section 18-209 of the Limited Liability Company Act of the State of Delaware (“DLLCA”), the undersigned hereby certifies the following relating to the merger (the “Merger”) of Hyperloop Transportation Technologies, Inc., a Delaware corporation (the “Disappearing Company”), with and into Ariel Merger Sub II, LLC, a Delaware limited liability company (the “Surviving Company,” and together with the Disappearing Company, collectively, the “Constituent Entities”).

FIRST: The names and states of formation of the Constituent Entities are:

Name	State of Formation	Type of Entity
Hyperloop Transportation Technologies, Inc.	Delaware	Corporation
Ariel Merger Sub II, LLC	Delaware	Limited Liability Company

SECOND: An Agreement and Plan of Merger, dated as of November 21, 2022 (the “Merger Agreement”), by and among Forest Road Acquisition Corp. II, a Delaware corporation, the Constituent Entities and Ariel Merger Sub I, Inc., a Delaware corporation, has been approved, adopted, certified, executed and acknowledged by the Constituent Entities in accordance with Section 264(c) of the DGCL and Section 18-209 of the DLLCA, as applicable.

THIRD: The Surviving Company shall be the surviving entity in the Merger. The name of the Surviving Company immediately following the Merger shall be “Ariel Merger Sub II, LLC.”

FOURTH: The certificate of formation of the Surviving Company shall be amended and restated in its entirety, effective as of immediately following the consummation of the Merger, substantially in the form set forth on Exhibit A attached hereto.

FIFTH: The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation at:

Ariel Merger Sub II, LLC

11844 Jefferson Blvd

Los Angeles, CA 90230

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Company, on request and without cost, to any stockholder or member of the Constituent Entities.

* * * * *

IN WITNESS WHEREOF, the Surviving Company has caused this Certificate of Merger to be signed by an authorized officer as of the date first written above.

Ariel Merger Sub II, LLC
a Delaware limited liability company

By:
Name:	[●]
Title:	[●]

Signature Page to Certificate of Merger

Exhibit A

Certificate of Formation

[See attached]

E-4